UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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SNYDER’S-LANCE, INC.

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SNYDER’S-LANCE, INC.

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Snyder’s-Lance, Inc.:

The 2015 annual meeting of stockholders of Snyder’s-Lance, Inc., a North Carolina corporation, will be held at The Ballantyne Hotel & Lodge, Fairway Ballroom, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, on Wednesday, May 6, 2015 at 9 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the six directors nominated by the board of directors;

2. An advisory vote to approve executive compensation;

3. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2015; and

4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record as of the close of business on March 10, 2015 are entitled to receive notice of, and to vote at, the annual meeting. Please vote by Internet, telephone or mail as soon as possible so your shares will be voted promptly, even if you plan to attend the annual meeting in person. Additional information about voting is included in the accompanying proxy statement and your proxy card.

By order of the Board of Directors,

Gail Sharps Myers

Chief General Counsel and Secretary

Charlotte, North Carolina

April 1, 2015

Important Notice Regarding the Availability of

Proxy Materials for the 2015 Annual Meeting of Stockholders

to be held on May 6, 2015

The Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 3, 2015 are available at www.edocumentview.com/LNCE.

SNYDER’S-LANCE, INC.

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the 2015 Annual Meeting of Stockholders of Snyder’s-Lance, Inc. (“Snyder’s-Lance,” the “Company,” “we,” “us,” or “our”). This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the annual meeting. Please read it carefully.

On December 6, 2010, a wholly-owned subsidiary of Lance, Inc. (“Lance”) was merged with and into Snyder’s of Hanover, Inc. (“Snyder’s”), with the result that Snyder’s became a wholly-owned subsidiary of Lance (the “merger”). In connection with the merger, Lance changed its name to Snyder’s-Lance, Inc. effective December 10, 2010. References to “Lance” and “Snyder’s” in this proxy statement refer to the companies as they existed before the merger.

This proxy statement and the accompanying materials were first mailed to stockholders on or about April 1, 2015.

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because the board of directors of Snyder’s-Lance is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under the rules of the Securities and Exchange commission (“SEC”) and is designed to assist you in voting your shares.

What is a proxy?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

•	the Notice of the 2015 annual meeting;

•	the Proxy Statement for the annual meeting;

•	a proxy card for the annual meeting; and

•	the 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 3, 2015.

What items will be voted on at the annual meeting?

There are 3 proposals scheduled to be voted on at the annual meeting:

•	the election of the six directors nominated by the board;

•	an advisory vote to approve the compensation of our named executive officers; and

•	the ratification of the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

The board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our board of directors recommends that you vote your shares:

•	“FOR” each of the board’s nominees to the board of directors;

•	“FOR” the advisory vote to approve our executive compensation; and

•	“FOR” the ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

•	stockholders as of the close of business on March 10, 2015;

•	holders of valid proxies for the annual meeting; and

•	our invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date. If you plan to attend the annual meeting and you require directions, please call us at (704) 554-1421.

When is the record date and who is entitled to vote?

The board of directors set March 10, 2015 as the record date. All holders of our common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. As of the record date, there were 70,493,676 shares of common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Snyder’s-Lance stock is reflected directly on the books and records of our transfer agent, Computershare Investor Services, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record and plan to attend the annual meeting, we may require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

You may vote by any of the following methods:

•	In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.

•	By phone or via the Internet. You may vote by proxy by phone or via the Internet by following the instructions in the proxy card provided.

•	By mail. You may vote by proxy by marking, signing and returning the proxy card provided.

If you vote by phone or the Internet, please have your proxy card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

•	Stockholders of record. You may change or revoke your proxy or voting instructions by (1) mailing a written notice of revocation to our Secretary at Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277, (2) submitting another timely vote (including by phone or Internet) or (3) attending the annual meeting and voting in person. For all methods of voting, the last timely vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”) and the advisory vote to approve our executive compensation (“Proposal 2”) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 2.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 (“Proposal 3”) is a matter generally considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of Snyder’s-Lance common stock eligible to vote at the annual meeting is called a “quorum.” A quorum is necessary to conduct business at the annual meeting.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•	Proposal 1. Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. This means the six director nominees receiving the highest number of votes will be elected.

•	Proposal 2. Approval, on an advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast on Proposal 2 at the annual meeting.

•	Proposal 3. Approval of the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015 requires the affirmative vote of a majority of the votes cast on Proposal 3 at the annual meeting.

How are abstentions and broker non-votes treated?

Abstentions and shares held of record by a broker or in street name that are present in person or by proxy and eligible to vote on any matter are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker shares and other shares held in street name that are not entitled to vote on any matter at the annual meeting are not included in determining whether a quorum is present. Abstentions and broker non-votes are not counted as votes cast at the annual meeting and therefore will have no impact on the outcome of any matter.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We have retained Georgeson, Inc. for a cost of $7,500, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

Snyder’s-Lance will announce preliminary or final voting results at the annual meeting and publish the results in a Form 8-K filed with the SEC within four business days after the completion of the meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth as of January 3, 2015 information concerning the beneficial ownership of our common stock by (1) the only persons known by us to be beneficial owners of more than 5% of our common stock, (2) each director and nominee for director, (3) each executive officer named in the Summary Compensation Table on page 29 and (4) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated. In accordance with SEC rules, all holdings include shares of common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days of January 3, 2015.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Common Stock Outstanding (1)
Patricia A. Warehime 13024 Ballantyne Corporate Place, Suite 900 Charlotte, NC 28277	12,766,901 (2)	18.1%
The Michael A. Warehime Revocable Deed of Trust dated November 26, 2012 6663 Moulstown Rd. E. Hanover, Pennsylvania 17331	9,603,182 (3)	13.6%
Sally W. Yelland 13024 Ballantyne Corporate Place, Suite 900 Charlotte, NC 28277	5,391,013 (4)	7.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,261,744 (5)	6.1%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,737,652 (6)	5.3%
Charles E. Good 1250 York Street Hanover, PA 17331	3,912,174 (7)	5.6%
Jeffrey A. Atkins	23,000	*
Peter P. Brubaker	73,012	*
C. Peter Carlucci, Jr.	78,352 (8)	*
John E. Denton	32,052 (9)	*
James W. Johnston	771,620 (10)	1.1%
Lawrence V. Jackson	0	*
Carl E. Lee, Jr.	600,345 (11)	*
David C. Moran	0	*
W. J. Prezzano	25,000	*
Dan C. Swander	22,000	*
Isaiah Tidwell	23,909	*
Rick D. Puckett	264,382 (12)	*
Patrick S. McInerney	168,948 (13)	*
Daniel J. Morgan	127,091 (14)	*
Rodrigo F. Troni Pena	13,171 (15)	*
Directors and executive officers as a group (16 persons)	18,937,540 (16)	26.6%

*	Less than 1%.

(1)	Based on 70,406,086 shares outstanding on January 3, 2015 plus options held by such persons that are exercisable or become exercisable within 60 days of January 3, 2015.

(2)

Patricia A. Warehime has sole voting and dispositive power over 1,300,109 shares of common stock, which includes 4,000 restricted shares. Ms. Warehime has shared voting and dispositive power over (i) 9,603,182 shares held by The Michael A. Warehime Revocable Deed of Trust dated November 26, 2012 (the “MAW Trust”); (ii) exercisable options to purchase 50,873 shares of common stock owned by the estate of Michael A. Warehime (the “MAW Estate”); (iii) 1,041,345 shares of common stock held directly by Warehime Enterprises, Inc., of which the MAW Estate is the controlling stockholder; and (iv) 362,135 shares of common stock owned by MAW Associates, L.P., of which Ms. Warehime is the sole member of the general partner. Of these shares, 362,135 shares are pledged as security for loans made to MAW Associates, L.P. Ms. Warehime also may be deemed to share beneficial ownership of 576,130 shares beneficially owned by her adult daughter that shares a household with her, but Ms. Warehime disclaims beneficial ownership of these shares.

(3)	The MAW Trust dated November 26, 2012 shares voting and dispositive power over 9,603,182 shares of common stock with Patricia A. Warehime. Ms. Warehime is sole trustee and beneficiary of the MAW Trust.

(4)	Sally W. Yelland has sole power to vote or direct the vote of 2,409,998 shares. She has shared power to vote 3,333 shares held by her husband and shared power to vote 1,241,991 shares held by certain trusts. She also has shared power to vote or to direct the vote of 1,762,691 shares held by certain additional trusts for the benefit of Warehime family members, which power is shared with the other trustee of the trusts, Charles E. Good.

(5)	Based on Amendment No. 3 to Schedule 13G filed on January 30, 2015 by BlackRock, Inc. reporting shares held on December 31, 2014. The Schedule 13G reports that BlackRock, Inc. has sole power to vote 4,142,214 of such shares and sole power to dispose of all of such shares.

(6)	Based on a Schedule 13G filed on February 11, 2015 by The Vanguard Group reporting shares held on December 31, 2014. The Schedule 13G reports that The Vanguard Group has sole power to vote 69,009 of such shares and sole power to dispose of 3,672,143 of such shares.

(7)	Charles E. Good has sole power to vote or direct the vote of 14,973 shares (including 12,338 shares subject to exercisable options). He has shared power to vote or to direct the vote of 302,777 shares owned jointly with his wife. Mr. Good has sole power to vote or direct the vote of 1,624,242 shares held by certain trusts for the benefit of Warehime family members. He also has shared power to vote or direct the vote of 1,970,182 shares held by certain additional trusts for the benefit of Warehime family members. He shares voting power over 1,762,691 of such shares with Sally W. Yelland.

(8)	Includes 32,042 shares subject to exercisable options.

(9)	Includes 10,392 shares subject to exercisable options.

(10)	Includes 717,820 shares held indirectly by Mr. Johnston’s wife as trustee and beneficiary of a family trust and 25,000 shares held in another trust for the benefit of Mr. Johnston’s wife.

(11)	Includes 308,467 shares subject to exercisable options.

(12)	Includes 201,491 shares subject to exercisable options.

(13)	Includes 91,660 shares subject to exercisable options.

(14)	Includes 115,827 shares subject to exercisable options.

(15)	Includes 1,711 shares subject to exercisable options.

(16)	Includes 843,881 shares subject to exercisable options held by directors and executive officers and 362,135 shares pledged as security. Does not include shares beneficially owned by Sally W. Yelland, the MAW Trust, BlackRock, Inc., The Vanguard Group, David C. Moran or Lawrence V. Jackson.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and beneficial owners of more than 10% of our common stock are required to furnish us copies of all ownership reports they file. Based solely on our review of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and beneficial owners of more than 10% of our common stock complied with all applicable filing requirements on a timely basis during fiscal year 2014, except the Michael A. Warehime Revocable Deed of Trust dated November 26, 2012 did not timely file its Form 3 required in connection with Mr. Warehime’s death on August 23, 2014.

PROPOSAL 1 – ELECTION OF DIRECTORS

The board of directors is divided into three classes. Directors are generally elected into classes with three-year terms. The board of directors has nominated six candidates for election at the 2015 annual meeting. Of these six candidates, the board of directors has nominated the following four current members of the board of directors for election at the 2015 annual meeting to hold office until the annual meeting of stockholders in 2018 and until their successors are elected and qualified:

•	Jeffrey A. Atkins
•	Peter P. Brubaker
•	Carl E. Lee, Jr.
•	Isaiah Tidwell

Of the six candidates, the board of directors has nominated the following two candidates for election at the 2015 annual meeting to hold office until the annual meeting of stockholders in 2016 and until their successors are elected and qualified:

•	Lawrence V. Jackson
•	David C. Moran

Mr. Jackson and Mr. Moran are each a nominee for election to his first term as a member of the board of directors.

The nominees were selected by the board of directors in accordance with the bylaws and governance principles of the Company. The board of directors has determined that each of the nominees qualifies as an independent director under applicable listing standards of The Nasdaq Global Select Market (“Nasdaq”), except for Carl E. Lee, Jr., who is our President and Chief Executive Officer.

Each of the nominees has agreed to be named in this proxy statement and serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the holders of the proxies solicited by the board intend to vote your shares for any substitute nominee proposed by the board of directors. The proxies being solicited cannot be voted for a greater number of individuals than the six nominees. The board of directors has set the size of the board at 12 directors.

Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. Accordingly, the six director nominees receiving the highest number of votes will be elected. An abstention or broker non-vote will have no effect on the outcome of the election of directors.

The board of directors unanimously recommends that you vote “FOR” each of the six nominees listed above.

Information about Directors and Nominees

The following table lists each of the nominees for director and the directors whose terms of office will continue after the annual meeting.

Name	Age	Position with the Company	Expiration of Term as Director	Director Since
Jeffrey A. Atkins	66	Director	Director Nominee(1)	2006
Peter P. Brubaker	68	Director	Director Nominee(1)	2010
C. Peter Carlucci, Jr.	71	Director	2017	2010
John E. Denton	71	Director	2016	2010
James W. Johnston	68	Director	2017	2008
Lawrence V. Jackson	61	—	Director Nominee(2)	—
Carl E. Lee, Jr.	55	President, Chief Executive Officer and Director	Director Nominee(1)	2010
David C. Moran	57	—	Director Nominee(2)	—
W. J. Prezzano	74	Chairman	2017	1998

Name	Age	Position with the Company	Expiration of Term as Director	Director Since
Dan C. Swander	71	Director	2016	2004
Isaiah Tidwell	70	Director	Director Nominee(1)	1995
Patricia A. Warehime	60	Director	2017	2010

(1)	Nominated for a three year term expiring in 2018.

(2)	Nominated for a one year term expiring in 2016.

Set forth below is biographical information about each nominee and continuing director, including for each nominee or director, the individual’s principal occupation, as well as a brief description of the specific experience, qualifications, attributes or skills that led the board of directors to conclude that such nominee or director should serve as a director.

Jeffrey A. Atkins served as the Executive Vice President and Chief Financial Officer of ACH Food Companies, Inc., a Memphis, TN food manufacturer, distributor and marketer, from 2003 until his retirement in 2010. He worked as a private investor from 2001 until 2003; Chief Financial Officer of Springs Industries, Inc., a Fort Mill, SC manufacturer and distributor of textile home furnishings from 1999 until 2001; and Chief Executive Officer and Chief Financial Officer of Pete’s Brewing Company, a Palo Alto, CA craft-beer brewer and marketer from 1997 until 1998. He held various positions including Vice President of Corporate Planning (1995-1996) at The Quaker Oats Co., a Chicago, Illinois food and beverage marketer and manufacturer, from 1977 to 1996. He serves as Chairman of the board of directors of Stratas Foods, Inc., a manufacturer and distributor of edible oils. Mr. Atkins brings to the board of directors a valuable understanding of the food industry gained through his many years of experience with several companies in the industry, including almost 20 years with The Quaker Oats Company. He also provides a unique perspective to the board of directors because of his experience as the chief financial officer for multiple companies.

Peter P. Brubaker has been the President of Hammer Creek Enterprises LLC, a private investment and financial advisory firm, since 2005. In 2005, Mr. Brubaker retired as the President and Chief Executive Officer of Susquehanna Media Co., a radio broadcasting and cable television company. He served as Vice President/Finance and Chief Financial Officer of Susquehanna Pfaltzgraff Co. from 1980 until 1995 and worked as a commercial banker for Mellon Bank, N.A. from 1974 until 1977. Mr. Brubaker served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Brubaker also holds an MBA from Harvard Business School. Mr. Brubaker is qualified to be a director because of the valuable combination of financial expertise and executive and managerial experience that he brings to the board of directors.

C. Peter Carlucci, Jr. has been a member of the law firm of Eckert Seamans Cherin & Mellott, LLC since 1989. Mr. Carlucci is the managing partner of CPC Partnership, a real estate investment partnership. From 2005 until 2007, he served as a director of Sigma Coatings USA, Inc. and a managing director of Sigma Coatings USA, B.V., producers of industrial coatings. Mr. Carlucci was a director of Snyder’s for 30 years from June 1980 until December 2010 when he was appointed to the Company’s board of directors in connection with the merger. Mr. Carlucci provides a valuable perspective to the board of directors from his experience in the legal profession. He also brings an appreciation of the role of a board of directors which was acquired through his service on Snyder’s and other boards.

John E. Denton works as a private investor. From 2004 until 2009, Mr. Denton was a partner at Maloney, Mitchell and Denton, a commercial real estate firm specializing in planned unit developments and mixed use communities. He has worked as a Division Manager at Proctor and Gamble Food Products, President of Hanover Foods, and Chairman and Chief Executive Officer of New World Pasta. Mr. Denton also served as President and Chief Executive Officer of Snyder’s from 1992 to February 2000. Mr. Denton served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Denton is qualified for service on the board of directors because of his extensive knowledge of the food industry acquired through his experience with numerous companies in the industry, including Snyder’s. His understanding and appreciation of Snyder’s business is valuable to the board of directors.

James W. Johnston has served as the President and Chief Executive Officer of Stonemarker Enterprises, Inc., a Mooresville, NC consulting and investment company, since 1996. He was the Vice Chairman of RJR Nabisco, Inc., a Winston-Salem, NC diversified manufacturer of consumer products from 1995 until 1996; Chairman of R. J. Reynolds Tobacco Worldwide from 1993 until 1996; and Chairman and Chief Executive Officer of R. J. Reynolds Tobacco Co. from 1989 until 1996. Mr. Johnston provides the board of directors with a valuable perspective acquired through his significant leadership and executive experience. He also brings an important understanding of the role of a board of directors because of his previous board experience.

Lawrence V. Jackson has served as a Senior Advisor to New Mountain Capital, LLC, a private equity firm, since 2008. He previously served as President and Chief Executive Officer, Global Procurement from 2006 to 2007 and as Executive Vice President and Chief People Officer from 2004 to 2006 for Wal-Mart Stores, Inc. Mr. Jackson served as President and Chief Operations Officer of Dollar General Stores, Inc. from 2003 to 2004. From 1997 to 2003, he served as Senior Vice President, Supply Operations for Safeway, Inc. Mr. Jackson served PepsiCo, Inc. for 16 years from 1981 to 1997 in various capacities including serving as the Senior Vice President and Chief Operating Officer of Worldwide Operations for PepsiCo Foods. Mr. Jackson began his career as a Consultant for McKinsey & Co. Mr. Jackson holds an MBA from Harvard Business School and a BA in Economics from Harvard College. He has served as a Director of Assurant, Inc. (insurance) since 2009. Mr. Jackson’s experience with a broad range of manufacturers and retailers and his experience as a board member of public and private companies will provide valuable insight to the board of directors of Snyder’s-Lance.

Carl E. Lee, Jr. has served as the President and Chief Executive Officer of Snyder’s-Lance since May 2013 and previously served as the President and Chief Operating Officer beginning in December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. In 1997, Mr. Lee began working for Nabisco where he led their South American business, served as President of their Caricam Region and their Southern Cone Region. Mr. Lee also led Nabisco’s Global Export business which covered 95 countries. Mr. Lee has served on the board of directors of Welch’s Foods since 2009 and Krispy Kreme Doughnuts, Inc. since November 2014. Mr. Lee served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Lee brings to the board of directors his significant understanding of Snyder’s business and operations acquired through his service as the President and CEO of Snyder’s. His extensive domestic and international experience in the snack food industry and his merger and acquisition experience provide the board with a valuable perspective.

David C. Moran is a consumer packaged goods industry veteran with 35 years of experience. Most recently he was the President and Chief Executive Officer of Heinz North America. Mr. Moran led all aspects of the business: marketing, sales, finance, research and development, human resources, operations and supply chain. Over the course of two assignments spanning 11 years, he successfully led 85% of Heinz’s world-wide businesses, including Heinz Europe while living in London. He joined Heinz in 1998, after a 15 year career at The Clorox Company. Mr. Moran started his career at Procter & Gamble in 1980. He has had extensive board experience across public and private companies including his current companies, Acosta Sales & Marketing Company—a Carlyle Company, and South Beach Diet—a Mid Ocean Company, where he also serves as the Chairman of the Board. Mr. Moran is a graduate of the University of Louisville, the University Of Pennsylvania Wharton School Of Business Executive Education Program and the Harvard Business School Advanced Management Program. Mr. Moran’s food industry and public and private board experience will provide the board of directors of Snyder’s-Lance with valuable expertise and insight.

W. J. Prezzano has served as Chairman of the Board of the Company since October 2014 and has worked as a private investor since 1997. Mr. Prezzano served as the Chairman of the Board of Lance from 2005 until 2010. He served as Lead Independent Director of the Company from December 2010 until October 2014 when he was elected Chairman of the Board. He was the Vice Chairman of Eastman Kodak, Inc. in Rochester, NY from 1996 until 1997. During his 32-year career, Mr. Prezzano’s responsibilities included managing Kodak’s extensive consumer products and brands globally. He is a director of TD Bank Financial Group (Toronto, Canada), TD Ameritrade Holding Corporation and Roper Industries, Inc. and former Chairman of Medical University of South Carolina Foundation. He was recently a member of the Board of Trustees of Charleston Day School. Mr. Prezzano received a BS in Economics (Marketing major) and an MBA from the University of Pennsylvania’s Wharton School. Mr. Prezzano brings to the board of directors his significant managerial and executive experience as well as extensive experience serving on multiple boards of directors. His years of dedicated service as a member of the Company’s board of directors also qualify him to serve as a member of the board of directors.

Dan C. Swander has been an Operating Partner of Swander Pace Capital, an equity investment firm specializing in consumer products and related industries in San Francisco, CA since 2006. He was the Chief Executive Officer of Method Products, Inc., a San Francisco, CA marketer of household cleaning and personal care products, from 2008 until 2009; Executive Vice President of Basic American Foods, Inc., a Walnut Creek, CA food manufacturing company from 2004 until 2005; President and Chief Operating Officer of International Multifoods Corporation, a Minnetonka, MN food manufacturing company, from 2001 until 2004; and Chairman and Director of Swander Pace & Company, a strategy consulting firm specializing in the food, beverage and packaged goods industries in San Francisco, CA, from 1987 until 2001. Mr. Swander’s significant executive experience, which includes experience in the food and packaged goods industries, particularly qualifies him to serve on the board of directors. Mr. Swander brings his knowledge of the finance sector to the board of directors acquired through his experience with an equity investment firm.

Isaiah Tidwell has worked as a private investor since 2005. He was the Georgia Wealth Management, Director, Executive Vice President – Wachovia Bank, N.A. in Atlanta, GA from 2001 until 2005; President of Georgia Banking – Wachovia Bank, N.A. in Atlanta, GA from 1999 until 2001; and Executive Vice President and Southern/Western Regional Executive of Wachovia Bank, N.A. from 1996 until 1999. In addition, Mr. Tidwell earned a BS in Accounting from North Carolina Central University and an MBA from the Babcock Graduate School of Management of Wake Forest University. He is a Director of Lincoln National Corporation and previously served as a Director of Harris Teeter Supermarkets, Inc. Mr. Tidwell’s years of dedicated service since 1995 as a member of Snyder’s-Lance’s board of directors along with other diverse corporate board experiences qualify him for service on the board of directors of Snyder’s-Lance. His experience and leadership in the banking industry and general business experience and economic development experiences also provide a valuable perspective to the board of directors.

Patricia A. Warehime worked as an occupational therapist at the Lincoln Intermediate Unit Preschool Program in New Oxford, Pennsylvania. She currently serves on the board of directors of Capital Blue Cross Insurance Company and is a member of the board of trustees of Elizabethtown College in Elizabethtown, Pennsylvania. In addition, she has been recognized as a governance fellow by the National Association of Corporate Directors. Ms. Warehime served as a member of the board of directors of Snyder’s until December 2010 when she was appointed to the Company’s board of directors in connection with the merger. Ms. Warehime brings to the board of directors an appreciation for the role of a board of directors acquired through her diverse board experience.

Michael A. Warehime, the former Chairman of the Board, died on August 23, 2014. Michael A. Warehime and Patricia A. Warehime were married. The board of directors elected W.J. Prezzano, the former Lead Independent Director, to succeed Mr. Warehime as Chairman in October 2014.

CORPORATE GOVERNANCE

The Board of Directors

We are governed by a board of directors and various committees of the board that meet throughout the year. The board of directors and its committees have general oversight responsibility for our affairs. In exercising its fiduciary duties, the board of directors represents and acts on behalf of Snyder’s-Lance and our stockholders.

Director Independence

The board of directors determines the independence of its members and director nominees based on the standards specified by Nasdaq. The board of directors has reviewed the relationships between Snyder’s-Lance and each director and director nominee to determine compliance with the Nasdaq standards. Based on its review, the board of directors has determined that the following directors and director nominees are independent: Jeffrey A. Atkins, Peter P. Brubaker, C. Peter Carlucci, Jr., John E. Denton, James W. Johnston, Lawrence V. Jackson, David C. Moran, W.J. Prezzano, Dan C. Swander and Isaiah Tidwell. A majority of the current members of the board of directors are independent. The board of directors has also determined that each member of the audit, governance and nominating and compensation committees is independent.

In conducting its review of director independence, the board of directors reviewed the following transactions, relationships or arrangements and does not believe that such transactions or arrangements impair the directors’ independence or ability to exercise independent judgment. See “Related Person Transactions” for additional details regarding the following transactions and relationships.

Name	Matters Considered
C. Peter Carlucci, Jr.	Legal services provided to the Company by Eckert Seamans Cherin & Mellott, LLC, of which Mr. Carlucci is a member; employment of Mr. Carlucci’s son by a subsidiary of the Company.
John E. Denton	Service as President and CEO of Snyder’s from 1992 to 2000, ending ten years before Snyder’s became a wholly-owned subsidiary of the Company in December 2010 in connection with the merger.

The independent directors of the board meet at least twice each year in executive session without the other directors.

Meetings of the Board of Directors

The board of directors held 10 meetings during fiscal year 2014. Each incumbent director attended 75% or more of the board and applicable committee meetings during fiscal year 2014 for the periods during which each such director served. Each director is expected to attend the annual meeting of stockholders in person. All incumbent directors who were directors of the Company at the time of the 2014 annual meeting of stockholders attended the 2014 annual meeting.

The independent directors held four executive sessions in 2014.

Board Leadership Structure

The board of directors does not have a general policy regarding the separation of the roles of Chairman of the Board and CEO. The board of directors believes that it is in our best interest to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances. Mr. Lee is the CEO and Mr. Prezzano is the Chairman of the Board, meaning the roles of Chairman of the Board and CEO are currently separate.

If the Chairman of the Board is not an independent director, our corporate governance principles provide for a Lead Independent Director. We do not currently have a Lead Independent Director because Mr. Prezzano is an independent director.

Board Committees

The board of directors has a standing audit committee, compensation committee, executive committee and governance and nominating committee. The board of directors has and may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors.

The members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Executive	Governance and Nominating
Jeffrey A. Atkins	Chair		X	X
Peter P. Brubaker	X	X
C. Peter Carlucci, Jr.		X		X
John E. Denton		X	X	X
James W. Johnston	X			X
Carl E. Lee, Jr.			X
W.J. Prezzano	X	X	Chair	Chair
Dan C. Swander		X		X
Isaiah Tidwell	X	Chair	X
Patricia A. Warehime

Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. Copies of each of the committee charters are available on our website, www.snyderslance.com, under the Investor Relations tab.

The following table provides information about the operation and key functions of each board committee:

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2014
Audit Committee	Jeffrey A. Atkins (1) Peter P. Brubaker James W. Johnston W.J. Prezzano Isaiah Tidwell

•   Assists the board of directors in fulfilling its oversight responsibilities by overseeing and reviewing the financial reports and other financial information provided to the stockholders

•   Provides director oversight of the independent auditor, which includes having sole authority and responsibility for appointment, termination and compensation of the independent auditor

•   Consults with the independent auditor out of the presence of management about internal controls and the fullness and accuracy of our financial statements

•   Reviews the integrity of our internal and external financial reporting processes

•   Considers and approves, if appropriate, major changes to our auditing and accounting principles and practices as suggested by the independent auditor, management or the internal auditor

•   Monitors our systems and procedures for compliance with laws, regulations and other legal requirements

•   Oversees our risk assessment and risk management policies

•   Oversees the development of our enterprise risk management policies and procedures

•   Reviews capital expenditure projects, acquisitions and divestitures in excess of $5 million

•   The board of directors has determined that Mr. Atkins is an “audit committee financial expert” within the meaning of applicable SEC regulations

•   The board of directors has determined that all of the members of the audit committee are “independent” within the meaning of applicable Nasdaq listing standards and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)

5
Compensation Committee	Isaiah Tidwell (1) Peter P. Brubaker C. Peter Carlucci, Jr. John E. Denton W.J. Prezzano Dan C. Swander

•   Administers and interprets our executive employee stock plans

•   Reviews the compensation of our executive officers and establishes their compensation (other than the CEO)

•   Recommends performance criteria for the CEO to the board of directors

•   Evaluates the performance of the CEO and reports to the board of directors on such evaluation

•   Makes recommendations to the board of directors concerning the compensation of the CEO and non-employee directors

•   The board of directors has determined that all of the members of the compensation committee are “independent” within the meaning of applicable Nasdaq listing standards

5
Executive Committee	W.J. Prezzano (1) Jeffrey A. Atkins John E. Denton Carl E. Lee, Jr. Isaiah Tidwell	• Exercises the authority of the board and acts on its behalf from time, except when such authority is delegated to the independent directors or the delegation of such authority is prohibited by law	0
Governance and Nominating Committee	W.J. Prezzano (1) Jeffrey A. Atkins C. Peter Carlucci, Jr. John E. Denton James W. Johnston Dan C. Swander

•   Identifies, evaluates and recommends candidates for election to the board of directors

•   Recommends the members of each committee and the Chairman of each committee to the board of directors

•   Assesses and reviews with the board of directors the appropriate qualifications for members of the board of directors

•   Reviews and recommends appropriate changes to the board of directors regarding our corporate governance principles, codes of conduct and ethics and other corporate governance documents

•   Reviews the adequacy of the committee charters and recommends any changes to the board of directors

•   The board of directors has determined that all of the members of the governance and nominating committee are “independent” within the meaning of applicable Nasdaq listing standards

4
(1)	Committee Chairman

Board’s Role in Risk Oversight

Management is responsible for managing the risks that Snyder’s-Lance faces. The board of directors is responsible for overseeing management’s approach to risk management. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, the board has delegated to the audit committee the lead role in overseeing the Company’s approach to risk management.

The audit committee is responsible for (i) overseeing our risk assessment and risk management policies; (ii) overseeing management’s identification, monitoring and evaluation of our major financial and other risk exposures, including operational, legal, regulatory, business, commodity, major project, strategic, credit, liquidity, derivative, reputation and external risks; (iii) overseeing the development of our enterprise risk management policies and procedures, including limits and tolerances, risk roles and responsibilities, risk mitigation decisions and risk related assumptions; and (iv) reporting regularly to the board of directors on our overall enterprise risk management program.

The compensation committee also assists the board in its oversight of the evaluation and management of risks related to our compensation policies and practices.

Director Nomination Process

The board of directors has delegated to its governance and nominating committee the responsibility for identifying, evaluating and recommending director candidates to the board of directors. In identifying potential director candidates, the governance and nominating committee seeks input from other members of the board of directors and executive officers. Additionally, the governance and nominating committee may consider director candidates recommended by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the governance and nominating committee. The governance and nominating committee will also consider director candidates appropriately recommended by stockholders. Both of Mr. Jackson and Mr. Moran, first time nominees for election to the board of directors at the 2015 annual meeting of stockholders, were recommended to the governance and nominating committee by a third-party search firm.

In evaluating director candidates, the governance and nominating committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the governance and nominating committee considers the following factors, in addition to any other factors deemed appropriate by the governance and nominating committee:

•	whether the candidate is of the highest ethical character and shares our values;

•	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

•	whether the candidate’s diverse characteristics, experiences, perspectives and skills would benefit the board of directors given the current composition of the board of directors;

•	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

•	whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in the Nasdaq listing standards or any other applicable laws, rules or regulations;

•	whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable Nasdaq listing standards or other applicable laws, rules or regulations;

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•	if the candidate is an incumbent director, the director’s overall service to Snyder’s-Lance during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the governance and nominating committee may consider in identifying director nominees, but the governance and nominating committee does not have a formal policy regarding board diversity.

The governance and nominating committee assesses and reviews these guidelines with the board of directors each year and modifies them as appropriate. The board of directors also considers these guidelines in carrying out its responsibility for filling vacancies and selecting nominees for election as directors at annual meetings of stockholders. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the governance and nominating committee may do so by submitting a written recommendation to the chairman of the governance and nominating committee c/o our Secretary at Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277. Such recommendation must include the following:

•	the name and address of the stockholder submitting the recommendation or the beneficial owner, if any, on whose behalf the recommendation is made;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation;

•	sufficient biographical information concerning the director candidate, including a statement about the director’s qualifications;

•	all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made; and

•	a written consent of the candidate to be named in our proxy statement and to stand for election if nominated by the board of directors and to serve if elected by the stockholders.

Recommendations by stockholders for director candidates to be considered for the 2016 annual meeting must be submitted by December 3, 2015. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement.

Our Bylaws provide that nominations of persons for election to the board of directors may be made at any annual meeting of the stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted in writing to our Secretary at our principal office at least 75 days, but not more than 105 days, before the first anniversary of the preceding year’s annual meeting, and in accordance with the procedures specified in our Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept the nomination of any person that is not submitted in compliance with such procedures.

Stockholder Communications with the Board

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Secretary at Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, relating to routine or insignificant matters, advertisements, commercial solicitations or frivolous or offensive communications.

DIRECTOR COMPENSATION

The following table shows the compensation paid to each director, excluding directors who are named executive officers, for service on our board of directors in 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey A. Atkins	89,250	103,960	—	—	—	193,210
Peter P. Brubaker	87,750	103,960	—	—	—	191,710
C. Peter Carlucci, Jr.	77,250	103,960	—	—	—	181,210
John E. Denton	77,250	103,960	—	—	—	181,210
James W. Johnston	72,750	103,960	—	—	—	176,710
W.J. Prezzano	127,750	103,960	—	—	—	231,710
Dan C. Swander	77,250	103,960	—	—	—	181,210
Isaiah Tidwell	88,750	103,960	—	—	—	192,710
Michael A. Warehime	456,947	165,000	165,000(4)	548,000(5)	41,432(6)	1,376,379
Patricia A. Warehime	63,750	103,960	—	—	—	167,710

(1)	The amounts shown in this column represent the aggregate amounts of fees earned or paid in cash for services as a director in fiscal year 2014.

(2)	The amounts shown in this column represent the aggregate grant date fair value of restricted common stock awards computed in accordance with ASC Topic 718. Each non-employee director received 4,000 shares of time-based restricted stock on May 15, 2014 under the 2014 Director Stock Plan. Mr. Warehime received 6,189 shares of restricted stock on February 24, 2014 under the 2012 Key Employee Incentive Plan, all of which vested upon his death on August 23, 2014. The assumptions made in determining the fair values of the stock awards are described on pages 32 to 38 and 45 to 47 of our Form 10-K for the fiscal year ended January 3, 2015. As of January 3, 2015, the aggregate number of shares of restricted common stock outstanding for each director was as follows: Mr. Atkins—4,000; Mr. Brubaker—4,000; Mr. Carlucci—4,000; Mr. Denton—4,000; Mr. Johnston—4,000; Mr. Prezzano—4,000; Mr. Swander—4,000; Mr. Tidwell—4,000; Mr. Warehime—0; and Ms. Warehime—4,000.

(3)	Options held by former directors of Snyder’s were converted into options with respect to Snyder’s-Lance common stock on December 6, 2010 under the terms of the merger agreement with Snyder’s. As of January 3, 2015, the aggregate number of shares underlying outstanding option awards for each director, other than Mr. Warehime, was: Mr. Atkins—0; Mr. Brubaker—0; Mr. Carlucci—32,042; Mr. Denton—10,392; Mr. Johnston—0; Mr. Prezzano—0; Mr. Swander—0; Mr. Tidwell—0; Mr. Warehime—0; and Ms. Warehime—0.

(4)	Mr. Warehime received performance-based options to purchase 27,318 shares of the Company’s common stock on February 24, 2014 under the 2012 Key Employee Incentive Plan, all of which vested upon his death on August 23, 2014. The amount reflected represents the grant date fair value of the options computed in accordance with ASC Topic 718, assuming Mr. Warehime would earn options to purchase the maximum of 27,318 shares of common stock. As of August 23, 2014 , Mr. Warehime held options to purchase an aggregate of 50,873 shares of our common stock, all of which were transferred to Mr. Warehime’s estate.

(5)	This amount represents the cash amount earned by Mr. Warehime under our 2014 Annual Plan.

(6)	Amounts reflect (a) life insurance premiums—$14,119, (b) 401(k) match—$11,700, (c) personal use of automobile—$15,076 and (d) medical supplement—$537.

The basic elements of compensation for our non-employee directors for 2014 were as follows:

Elements of Non-Employee Director Compensation(1)	2014 ($)
Basic Annual Retainer for All Non-Employee Directors	45,000
Additional Fee for Lead Independent Director	40,000
Additional Fee for Chairman of the Audit Committee	12,000
Additional Fee for Chairman of the Compensation Committee	10,000
Additional Fee for Chairman of the Governance and Nominating Committee	7,500
Fee for each Board of Directors and Committee Meeting Attended(2)	1,500

(1)	Mr. Warehime and employee directors did not receive a retainer or fees for attending Committee meetings or serving as a committee chairman.

(2)	Effective May 15, 2014, the fee for participating in a board of directors or committee meeting conducted by telephone or conference call was reduced to $750.

Under the terms of the merger agreement, Michael A. Warehime was entitled to receive through 2013 annual compensation of $660,000 plus an annual incentive target equal to $990,000 as determined consistent with the annual incentive for the Chief Executive Officer and the President. In February 2013, the board of directors, upon recommendation of the compensation committee, approved an amendment to Mr. Warehime’s annual incentive arrangement for 2013. In December 2013, the board of directors, upon recommendation of the compensation committee, approved an extension of the same compensation arrangements for Mr. Warehime for 2014. As amended for 2014, Mr. Warehime’s annual cash incentive target was set at $660,000 under the 2014 Annual Plan, and he was granted $165,000 of restricted stock and $165,000 of nonqualified options. The restricted stock and options were performance-based and subject to vesting in accordance with the terms and performance goals of the 2014 Annual Plan. To the extent actual performance exceeded target goals under the 2014 Annual Plan, the balance with respect to the restricted stock and options was payable in cash. Any unvested shares of the restricted stock and options were subject to forfeiture. See the discussion beginning on page 22 for additional information regarding the 2014 Annual Plan.

Under our 2014 Director Stock Plan, each non-employee director serving on the seventh business day following the 2014 annual meeting was entitled to automatically receive an award of up to 10,000 shares of our restricted stock, as determined by the board of directors. In 2014, each non-employee director received an award of 4,000 shares of restricted stock on May 15, 2014.

Shares of our restricted stock subject to awards under the 2014 Director Stock Plan vest 12 months after the date of the award. If there is a change in control of Snyder’s-Lance prior to such vesting date, then the shares of restricted stock become fully vested on the date of the change in control, as determined under the plan. If the director ceases to serve as a director prior to such vesting date due to the director’s death, then the shares of restricted stock become fully vested on the date of the director’s death. If the director ceases to serve as a director for any reason other than death prior to the vesting date, then the shares of restricted stock become vested on a pro rata basis at a rate of one-twelfth for each month that the director served as a director after the applicable award date. Directors have the right to receive dividends with respect to the restricted shares and to vote the shares prior to vesting.

A director may not sell or transfer any of the shares of restricted stock until they become vested. In addition, our board of directors has adopted stock ownership guidelines which provide that certain ownership targets be achieved and maintained by certain parties, including the members of our board of directors. See the discussion beginning on page 27 for additional information regarding the stock ownership guidelines.

EXECUTIVE COMPENSATION

This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation programs. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Compensation Discussion and Analysis

In this section, we explain the compensation of the following officers, who we refer to as the “named executive officers,” of Snyder’s-Lance for fiscal year 2014:

Name	Title
Carl E. Lee, Jr.	President and Chief Executive Officer
Rick D. Puckett	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Charles E. Good	Senior Vice President and President S-L Distribution Company, Inc., which encompasses our national distribution network
Patrick S. McInerney	Senior Vice President and Chief Supply Chain Officer
Daniel J. Morgan	Senior Vice President and Chief Sales Officer
Rodrigo F. Troni Pena	Senior Vice President and Chief Marketing Officer

We also describe certain compensation provided to Michael A. Warehime for 2014. Mr. Warehime was the Chairman of the Board of Snyder’s-Lance until his death on August 23, 2014.

Executive Summary

Executive Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for providing overall guidance for the compensation of our executive officers, including the named executive officers. The Committee believes that our executive compensation program should:

•	Create and protect value for stockholders;

•	Support our business strategy;

•	Be guided by clear and consistent objectives, principles and philosophies undergirded by integrity, fairness and objectivity;

•	Reward and motivate performance and admonish failure to deliver performance against agreed upon goals and objectives; and

•	Competitively support and enable the attraction, recruitment, development and retention of top tier leadership talent.

We seek to accomplish these objectives in a way that is consistent with our culture and the long-term interests of our stockholders and employees.

Elements of Executive Compensation

The following table lists the key elements of our 2014 executive compensation program:

Primary Objective
Elements of Compensation	Reward Period	Attract and Retain	Reward Performance and Responsibility	Align Interests with Stockholders	Method of Delivery
Base Salary	Ongoing	☑	☑		-Cash
Annual Performance Incentive Plan	Annual	☑	☑	☑	-Cash
Long-Term Cash and Equity Compensation	Annual Grants with Three Year Performance Periods	☑	☑	☑	-Stock Options -Restricted Stock -Cash
Severance and Change of Control Arrangements	Specific Events	☑			-Cash severance payments -Accelerated vesting of stock options and restricted stock
Benefits	Ongoing	☑			-Supplemental benefit plans

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual advisory vote to approve executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held in May 2014, approximately 99% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Committee believes this vote affirms the stockholders’ support of the Company’s approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. The Committee, however, continues to review and refine the design and administration of our executive pay practices. The Committee also will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Changes to Our Compensation Programs

The Compensation Committee of the Board of Directors reviews our executive compensation program regularly with the assistance of its consultant, Pearl Meyer & Partners (the “consultant”). Over the past several years, the Committee has made the following changes to our compensation program in connection with its reviews

•	Implemented periodic reviews of the Company’s peer group for its compensation program and modified the peer group used for 2013 and 2014 compensation decisions;

•	Adopted a new form of executive severance agreement to be used for new executive officers that is more consistent with current market practices and provides reduced benefits from previous severance agreements;

•	Discontinued the practice of entering into change in control agreements with new executive officers;

•	Clarified in the Company’s annual and long-term incentive plans that a change in control will occur only upon the closing of a relevant transaction rather than stockholder approval of the transaction;

•	Strengthened the stock ownership guidelines for officers and directors;

•	Included a “double trigger” for the change in control provisions in the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan approved by the stockholders at the 2012 annual meeting; and

•	Adopted an Anti-Hedging Policy to revise and extend the restrictions and prohibitions with respect to hedging, options trading and short sales contained in our Insider Trading Policy.

The Committee will continue to review our compensation program and consider other changes, as appropriate.

Determining Executive Compensation

The Committee approves all elements of compensation for the named executive officers other than the CEO. For the CEO, the Committee approves and recommends all annual compensation to the Board of Directors for final review and approval. The Committee has responsibility for and approves all long-term and stock-based compensation for all executive officers, including the CEO.

The CEO conducts an annual review of performance and compensation of the other named executive officers each year. As part of this review, the CEO submits recommendations to the Committee relating to the compensation of these officers. Following a review of these recommendations, the Committee approves the compensation of these officers, with such modifications of the CEO’s recommendations as the Committee considers appropriate.

The Committee’s review of the CEO’s compensation is subject to separate procedures. The Committee, with the assistance of the Chairman of the Board and, if the Chairman is not independent, the Lead Independent Director, conducts an annual evaluation of the CEO’s performance. The consultant receives confidential evaluations from each Board member and prepares a summary of the evaluations for the Committee’s review, which is later presented to the Board in connection with the Committee’s overall evaluation of the CEO. Based on the annual evaluation, the Committee also consults with the consultant and determines and recommends to the Board of Directors the CEO’s annual compensation and performance objectives for the following year. The Board of Directors, upon recommendation of the Committee, establishes the performance criteria for the CEO and reviews performance against the criteria. The independent directors of the Board meet in executive session to discuss the CEO’s annual performance review and set the annual compensation for the CEO.

How do we determine compensation levels for the named executive officers?

In setting and recommending compensation levels, the Committee considers all elements of the executive compensation program in total rather than each element in isolation. The Committee is guided by its own subjective judgment and those sources of information that the Committee considers relevant, including compensation surveys and data provided by the consultant. The Committee also reviews the data in the compensation tables that are included in the Executive Compensation section of our annual proxy statements. The overall purpose of these reviews is to bring together in one place all of the elements of actual and potential future compensation of our named executive officers so the Committee may analyze both the individual amounts of compensation, the mix of compensation and the total amounts of actual and potential compensation.

As a general principle, the Committee believes that compensation of the executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the long-term interests of our Company and its stockholders. Accordingly, from time to time in the exercise of its discretion, the Committee may approve changes in compensation that it considers to be appropriate to reward performance or otherwise to provide incentives toward achieving the objectives of our executive compensation program.

Role of Compensation Consultant and Benchmarking

The Committee has engaged Pearl Meyer & Partners to serve as its independent executive compensation consultant. At the Committee’s request, the consultant does not provide any services to our Company other than the assistance it provides to the Committee. The consultant reports directly to the Committee on all work assignments from the Committee. In addition, the consultant confers with management from time to time at the request of the Committee chairman. The Committee has assessed the independence of Pearl Meyer & Partners pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer & Partners from serving as an independent consultant to the Committee.

For its decisions regarding 2014 compensation, the Committee engaged the consultant to provide a review of the competitiveness of the compensation of the executive officers named in our 2014 proxy statement and for other executive officer positions, including the competitiveness of base salaries, annual incentives, target total cash compensation, long-term incentives, and target total direct compensation, with similar size public companies in similar industries.

In conducting its competitiveness review for 2014, the consultant used compensation data from the Company’s peer group (as discussed below) and published survey data targeting a revenue scope of $1.7 billion in the food and beverage industries, where available, using the Towers Watson, 2013/2014 Top Management Compensation Survey and one private survey. The survey data was updated to January 1, 2014 using an annual update factor of 3%, which was the projected total 2014 salary increase for the Food Services, Manufacturing and Wholesale Trade industries published by WorldatWork’s 2013/2014 Salary Budget Survey.

The Committee seeks to identify an executive compensation peer group of companies that have financial and operational characteristics similar to those of the Company and may compete with the Company for executive talent. Based on the consultant’s review and recommendations regarding the Company’s executive compensation peer group, the Committee approved a new peer group for purposes of reviewing and setting compensation for 2014. In its review of the peer group, the consultant focused on U.S. public companies within the packaged foods and meats, soft drinks and household products sub-industries. As a result of its review of the peer group and with input from management, the Committee approved revisions to its former peer group. The revisions consisted of removing two companies—Constellation Brands (primarily a producer of alcoholic beverages) and Ralcorp Holdings, Inc. (acquired by ConAgra Foods, Inc.)—and adding four companies—Chiquita Brands International, Inc., Pinnacle Foods, Inc., Lancaster Colony Corporation and Post Holdings, Inc. to increase the number of companies in the peer group and to provide a closer alignment with the business of the Company. Revenues for the new peer group ranged from $660 million to $4.3 billion with median revenues of $2.2 billion. Market capitalization for the peer group ranged from $516 million to $12.6 billion with median market capitalization of $2.8 billion.

The following companies represented our peer group for 2014:

Company Name	Revenue (1) ($ in billions)	Market Capitalization
B&G Foods Inc.	0.7	1.8
Chiquita Brands International, Inc.	3.0	0.6
Church & Dwight Inc.	3.1	8.2
Coca-Cola Bottling Co. Consolidated	1.6	0.6
Diamond Foods, Inc.	0.9	0.5
Flowers Foods Inc.	3.5	4.3
Green Mountain Coffee Roasters	4.3	12.6
Hain Celestial Group, Inc.	1.7	3.8
Hillshire Brands Company	3.9	3.9
Lancaster Colony Corporation	1.2	2.0
J&J Snack Foods Corp.	0.9	1.4
McCormick & Co. Inc.	4.1	8.9
Monster Beverage Corporation	2.1	9.4
Pinnacle Foods Inc.	2.5	3.2
Post Holdings, Inc.	1.0	1.4
Treehouse Foods, Inc.	2.2	2.6
Peer Group Median	2.2	2.8
Snyder’s-Lance, Inc.	1.7	1.4

(1)	Reflects the most recent four quarters trailing data from Standard & Poor’s Capital IQ (generally as of October 2013).

The Committee considers the compensation of our CEO and other named executive officers relative to the peer group and survey data for similarly situated executives. The Committee uses these comparisons as a point of reference for measurement but not as the determinative factor in setting our executives’ compensation.

Base Salaries

Base salaries are the foundation of our executive compensation program. The Committee generally seeks to maintain base salaries for the named executive officers around the 50th percentile of base salaries for similar positions at similar companies. The Committee, however, also considers the responsibilities of the executives, market demand for executives with similar capability, experience and time in position, and our corporate performance and the performance of each executive in relation to our strategic objectives.

The following table reflects the base salaries paid to the named executive officers for 2014 as compared to 2013:

2014 Base Salaries

Name	2013 Base Salary	2014 Base Salary		Percentage Increase
Carl E. Lee, Jr.	$760,000	$800,000		5.3%
Rick D. Puckett	$491,700	$540,000	(1)	9.8%
Charles E. Good	$329,600	$346,100		5.0%
Patrick S. McInerney	$332,800	$349,440	(1)	5.0%
Daniel J. Morgan	$276,925	$330,000	(1)	19.3%
Rodrigo F. Troni Pena	—	$310,000		—

(1)	The initial 2014 base salary rate was increased by the Committee during 2014 to reflect expanded job duties as described below.

How did we determine base salaries for 2014?

In December 2013, the Committee approved and recommended to the Board of Directors that Mr. Lee’s 2014 base salary be paid at the annual rate of $800,000, a 5.3% increase over his base salary for 2013. In determining Mr. Lee’s base salary, the Committee considered the recommendations of the consultant and Mr. Lee’s performance in 2013 as follows:

•	Led the development of a strategic course for the Company to emphasize core branded products;
•	Increased the emphasis on innovation, leading to new and improved products; and
•	Realigned the organization around the new strategy, building greater capabilities and improving talent through recruiting, training and development.

The Board of Directors approved Mr. Lee’s base salary, as recommended by the Committee, on December 13, 2013.

In December 2013, Mr. Lee presented his assessment of the performance of the then executive officers of the Company, including Mr. Puckett and Mr. Good, and submitted recommendations to the Committee regarding their base salaries for 2014. Based on a review of these proposals, the Committee set Mr. Puckett’s annual base salary at $516,300, a 5% increase over his base salary for 2013, in recognition of his performance as Chief Financial Officer in 2013. In August 2014, Mr. Puckett assumed the role of Chief Administrative Officer in addition to continuing as Chief Financial Officer, and the Committee increased his annual base salary, effective in August 2014, to $540,000 in recognition of his expanded job duties. The Committee increased Mr. Good’s base salary for 2014 by 5% as compared to his base salary for 2013 to recognize his performance in 2013 as President of S-L Distribution Company, Inc.

In October 2014, the Board of Directors designated Mr. McInerney and Mr. Morgan as executive officers of the Company, and the Committee ratified and approved their base salaries and total compensation for 2014. Mr. McInerney’s annual base salary, as initially approved by management, provided for a 5% increase from his 2013 base salary in recognition of his 2013 performance as Chief Supply Chain Officer. Mr. Morgan’s annual base salary, as initially approved by management, provided for increases of an aggregate of 19.3% in March 2014 and May 2014 in recognition of his 2013 performance and his promotion to Chief Sales Officer. The Committee approved the annual base salary for each of Mr. McInerney and Mr. Morgan to recognize their new roles as executive officers of the Company.

Mr. Troni Pena was employed by the Company as its Senior Vice President and Chief Marketing Officer in December 2013. The Committee set Mr. Troni Pena’s annual base salary at $310,000, which was the amount approved in his employment offer letter.

Under the terms of the merger agreement between Snyder’s of Hanover, Inc. and Lance, Inc., as modified in 2012 and 2013, Mr. Warehime was entitled to receive annual base compensation of $660,000 through 2013. In December 2013, the Board of Directors determined to extend Mr. Warehime’s compensation arrangements unchanged for 2014. Mr. Warehime was paid a total base salary of $456,947 until his death on August 23, 2014.

Annual Performance Incentive Plan

Our annual performance incentive plan is designed to provide each executive officer the opportunity to receive an annual cash bonus based on the achievement of certain sales, financial and operational goals. In setting bonus awards, the Committee considers each executive’s level of responsibility in relation to our annual and long-term objectives, recommendations of the consultant and CEO, and market survey and peer data. The Committee sets target bonuses at levels that are designed to link a substantial portion of each individual’s total annual compensation to the achievement of performance goals.

The performance goals are set with respect to pre-determined financial measures for our business. The financial performance measures and goals are determined based on our operating plan for the year, which is developed by management and approved by the Board of Directors.

2014 Annual Plan

In February 2013, the Committee adopted the Snyder’s-Lance, Inc. Annual Performance Incentive Plan for Officers and Key Managers (the “Annual Plan”). In February 2014, the Committee approved the performance measures and goals and the weighting of the performance measures for 2014 under the Annual Plan (the “2014 Annual Plan”) and approved the target bonus awards for each of the named executive officers. The Board of Directors approved the participation of Mr. Lee and Mr. Warehime based on the recommendations of the Committee.

Each of the named executive officers participated in the 2014 Annual Plan. The following table reflects the target bonus award and the calculations and amounts of the annual bonuses paid to each of the named executive officers under the 2014 Annual Plan:

2014 Annual Bonus Targets and Awards

Name	Base Salary	x	Target Bonus % (% of Base Salary)	=	2014 Target Bonus Award	x	Overall Goal Achievement Percentage	=	Bonus Award Paid(1)
Carl E. Lee, Jr.	$800,000	x	100%	=	$800,000	x	118%	=	$944,000
Rick D. Puckett(2)	$540,000	x	85%	=	$423,100	x	118%	=	$499,300
Charles E. Good	$346,100	x	50%	=	$173,100	x	118%	=	$204,200
Patrick S. McInerney	$349,440	x	50%	=	$174,700	x	118%	=	$206,200
Daniel J. Morgan(3)	$330,000	x	50%	=	$159,700	x	118%	=	$188,400
Rodrigo F. Troni Pena	$310,000	x	50%	=	$155,000	x	118%	=	$182,900

(1)	Per the terms of the 2014 Annual Plan, Bonus Awards are rounded to the nearest $100.

(2)	Mr. Puckett’s annual base salary rate for the first two quarters of 2014 was $516,000, his target bonus percentage was 75% and his 2014 target bonus award rate was $387,200. For the last two quarters of 2014 his annual base salary rate was $540,000, his target bonus percentage was 85% and his target bonus award rate was $459,000.

(3)	Mr. Morgan’s annual base salary rate for the first quarter of 2014 was $287,310 and his 2014 target bonus award rate was $143,700. For the last three quarters of 2014 his base salary rate was $330,000 and his target bonus award rate was $165,000.

Mr. Lee’s total target cash compensation (i.e., base salary plus target annual bonus) was set near the median for similar companies. Mr. Lee’s target award percentage was unchanged from 2013.

The Committee increased Mr. Puckett’s target bonus percentage from 75% for 2013 to 85% for the last two quarters of 2014 in recognition of his new role as Chief Administrative Officer and his continuing as Chief Financial Officer. Mr. Good’s target bonus percentage was increased from 40% for 2013 to 50% for 2014 in recognition of his performance as President of S-L Distribution Company, Inc. The target bonus percentages for each of Messrs. McInerney, Morgan and Troni Pena were set at 50% of base salary for 2014.

Under the terms of the merger agreement, Mr. Warehime was entitled to receive an annual target incentive of $990,000 through 2013. In February 2013, the Board of Directors, upon recommendation of the Committee, approved an amendment to Mr. Warehime’s annual incentive arrangement for 2013. In December 2013, the Board of Directors, upon recommendation of the Committee, approved an extension of the same compensation arrangements for Mr. Warehime for 2014. As amended for 2014, Mr. Warehime’s annual cash incentive target was set at $660,000 under the 2014 Annual Plan, and he was granted $165,000 of restricted stock and $165,000 of nonqualified options. The restricted stock and options were performance-based and subject to vesting in accordance with the terms and performance goals of the 2014 Annual Plan. To the extent actual performance exceeded target goals under the 2014 Annual Plan, the balance with respect to the restricted stock and options was payable in cash. Any unvested shares of the restricted stock and options were subject to forfeiture. Mr. Warehime’s incentive was changed from the original terms in the merger agreement to more closely align his compensation with that of the executive officers. Mr. Warehime’s compensation arrangements were extended to 2014 in recognition of his service as Chairman of the Board. Based on a 118% overall goal achievement under the 2014 Annual Plan, Mr. Warehime’s Estate received a cash bonus of $548,000 for 2014, 6,189 shares of his restricted stock grant vested and options for 27,318 shares of common stock vested.

For each of the named executive officers, the overall goal achievement percentage under the 2014 Annual Plan was calculated based on our achievement of annual corporate performance goals with respect to pre-determined financial performance measures. In February 2014, the Committee selected annual financial measures and assigned applicable weights and performance goals as follows:

Performance Measure	Weight	Target Performance Goal (1)
Net Revenue	40%	$1.835 billion
Earnings Per Share (“EPS”)	60%	$1.31

(1)	The threshold payout for net revenue was 50% of target at $1.761 billion and for EPS was 50% of target at $1.16 earnings per share. The maximum payout for each performance measure was 200% of target.

The Committee maintained the same financial performance measures and weighting used in 2013.

In August 2014, the Committee revised the performance goals under the 2014 Annual Plan to exclude the impacts of the divestiture of the Company’s Private Brands and the acquisition of Baptista’s Bakery, Inc. in 2014. The revised performance goals were as follows:

Performance Measure	Weight	Target Performance Goal (1)
Net Revenue	40%	$1.700 billion
EPS	60%	$1.10

(1)	The threshold payout for net revenue was 50% of target at $1.632 billion and for EPS was 50% of target at $0.97 earnings per share. The maximum payout for each performance measure was 200% of target.

Each of the financial performance measures was defined in the 2014 Annual Plan as follows:

•	“Net Revenue” was defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items for the 2014 fiscal year, as audited and reported in the Company’s Form 10-K for the 2014 fiscal year, excluding special items and adjusted for any acquisition or divestiture activity.

•	“Earnings Per Share” was defined as the fully diluted earnings per share of the Company for the 2014 fiscal year, as audited and reported in the Company’s Form 10-K for the 2014 fiscal year, excluding the effect of special items and adjusted for any acquisition or divestiture related activity.

The 2014 Annual Plan as originally adopted provided that Net Revenue and Earnings Per Share would exclude special items and be adjusted for any acquisition or divestiture activity. Because of the expected impact of the Private Brands divestiture and the Baptista’s Bakery acquisition, the Committee chose to adjust the performance goals to provide more transparent and understandable goals under the 2014 Annual Plan.

The Committee maintained discretion to adjust any award under the 2014 Annual Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that such discretion should be exercised in a manner that would permit the Company to deduct the amounts of certain awards for tax purposes under Section 162(m) of the Internal Revenue Code. The Committee also retained the discretion to reduce any award for any reason.

Annual bonuses under the 2014 Annual Plan, as specified above, were determined by the Committee in February 2015 and paid to the participants in March 2015. Michael A. Warehime’s annual bonus was paid to his Estate.

Long-Term Cash and Equity Compensation

The Committee administers our equity incentive plans, including our 2012 Key Employee Incentive Plan, as approved by our stockholders on May 3, 2012. The Committee is authorized to grant restricted stock awards, stock options and other equity awards under this plan. Awards granted to an individual are based upon a number of factors, including the recipient’s position, salary and performance, as well as our overall corporate performance.

The Committee makes awards under our equity incentive plans from time to time to reward short-term performance with equity-based compensation and to motivate the recipients’ long-term performance and retention. Each year, the Committee approves a three-year performance incentive arrangement for officers that includes a performance period that generally covers the current year and the two following years (the “Three-Year Plans”).

2014 Three-Year Plan

In February 2013, the Committee adopted the Long-Term Performance Incentive Plan for Officers and Key Managers under the 2012 Key Employee Incentive Plan (the “Long-Term Plan”). In February 2014, the Committee approved the target incentive awards, performance measures and goals and the weighting of the performance measures under the Long-Term Plan for 2014 (the “2014 Three-Year Plan” or “2014 LTIP”). Each of the named executive officers was selected as a participant in the 2014 Three-Year Plan and assigned a target incentive based on his level of responsibility and position and the analyses and recommendations of the consultant.

The Committee assigned the following target incentives to the named executive officers:

Name	2014 LTIP Overall Target Incentive
Carl E. Lee, Jr.	$1,500,000
Rick D. Puckett	$600,000
Charles E. Good	$138,400
Patrick S. McInerney	$133,100
Daniel J. Morgan	$110,800
Rodrigo F. Troni Pena	$124,000

How did the Committee determine the 2014 LTIP target amounts?

The Committee seeks to provide a substantial portion of total compensation in the form of long-term, “at risk” pay. The Committee generally attempts to set long-term target incentives, except for the CEO, around the 50th percentile of the Company’s competitive market; however, the Committee also considers contractual obligations and subjective factors including the responsibilities of an executive, time in position and the market demand for executives with similar capability and experience.

Mr. Lee’s target long-term incentive compensation was unchanged from 2013. The Committee maintains Mr. Lee’s target long-term incentive compensation to reflect the long-term incentive awards granted to Mr. Lee when he became our CEO.

In accordance with the 2014 Three-Year Plan, each named executive officer was granted nonqualified stock options valued at 25% of his overall target incentive (as described above) and time-based restricted shares of common stock valued at 25% of such overall target incentive. The following reflects the aggregate number of stock options and restricted shares granted to each of the named executive officers:

Name	Nonqualified Stock Option Shares	Restricted Stock Shares
Carl E. Lee, Jr.	62,085	14,067
Rick D. Puckett	24,834	5,625
Charles E. Good	5,730	1,299
Patrick S. McInerney	5,508	1,248
Daniel J. Morgan	4,587	1,038
Rodrigo F. Troni Pena	5,133	1,164

Each stock option granted under the 2014 Three-Year Plan had an initial exercise price of $26.66 and vests in three substantially equal annual installments beginning on February 24, 2015. Each participant was granted a number of stock options equal to the dollar value of his stock option incentive divided by the Black-Scholes value of the stock options on February 12, 2014.

Each share of restricted stock also vests in three substantially equal annual installments beginning on February 24, 2015. Each participant was granted a number of shares of restricted stock equal to the dollar value of his restricted stock incentive divided by $26.66, which was the closing price on February 24, 2014.

Each named executive officer was also assigned a performance award opportunity with a target long-term performance award equal to 50% of his overall target incentive under the 2014 Three-Year Plan. Payouts with respect to the performance award opportunities will be payable in cash based on the attainment of predetermined performance goals for 2014 through 2016 with respect to certain financial measures.

The formula for computing the long-term performance awards is as follows:

Target Performance Award	x	Overall Goal Achievement (%)	=	Award Earned

The Committee set the target performance awards under the 2014 Three-Year Plan as follows:

Name	2014 LTIP Target Performance Award
Carl E. Lee, Jr.	$750,000
Rick D. Puckett	$300,000
Charles E. Good	$69,200
Patrick S. McInerney	$66,600
Daniel J. Morgan	$55,400
Rodrigo F. Troni Pena	$62,000

The overall goal achievement percentage under the 2014 Three-Year Plan will be computed based on a performance matrix taking into account the achievement of a performance goal for the Company’s Return on Invested Capital (“ROIC”) and the Company’s Relative Total Shareholder Return compared to a peer group comprised of the Company and 23 other companies listed below. For 2014, the Committee chose ROIC and Relative Total Shareholder Return as the financial performance measures under the 2014 Three-Year Plan to emphasize the Company’s goals of increasing its return on investment and increasing total stockholder return. The Committee determined the target goals for the 2014 Three-Year Plan based on the three year financial projections in the Company’s strategic plan.

The overall goal achievement percentage will be determined in accordance with the following matrix based on the Company’s relative shareholder return:

		Relative Shareholder Return
	ROIC Attainment	Quartile 4	Quartile 3	Quartile 2	Quartile 1
	Maximum	75%	100%	150%	175%
ROIC	Target	50%	75%	100%	135%
	Threshold	25%	50%	75%	100%
	Below Threshold	0%	25%	50%	75%

The matrix will be adjusted for the impact of any acquisitions or divestitures. Each of the performance measures and other relevant terms under the 2014 Three-Year Plan are defined as follows:

•	“Return on Invested Capital” or “ROIC” is defined as the average of the ROIC for the 2014, 2015 and 2016 fiscal years, excluding special items and adjusted for acquisition and divestiture activity, calculated as follows:

Operating Income x (1 – Tax Rate)

Average Equity + Average Net Debt

•	“Operating Income” means our actual earnings before interest and taxes, excluding special items and other income and expense and adjusted for acquisition and divestiture activity, as calculated from the audited financial statements contained in the Company’s Forms 10-K for the 2014, 2015 and 2016 fiscal years.

•	“Tax Rate” for ROIC means our actual total effective income tax rate for each year, as audited and reported in the Company’s Forms 10-K for the 2014, 2015 and 2016 fiscal years.

•	“Average Net Debt” means our average debt less average cash for each year, as calculated from the audited financial statements contained in the Company’s Forms 10-K for the 2014, 2015 and 2016 fiscal years.

•	“Relative Total Shareholder Return” is defined as the total shareholder return for the Company relative to a peer group of 24 companies. Each peer company, including Snyder’s-Lance, will be compared to each other and put into four quadrants ranked from highest total shareholder return to the lowest total shareholder return, with the highest in Quadrant One and the lowest in Quadrant Four. The 24 companies are as follows:

Snyder’s-Lance, Inc.	Post Holdings, Inc.	J.M. Smucker Company
B&G Foods Inc.	Hershey Company	Church & Dwight Inc.
Campbell Soup Company	Hormel Foods Corp.	Green Mountain Coffee Roasters
ConAgra Foods, Inc.	J&J Snack Foods Corp.	Treehouse Foods, Inc.
Diamond Foods, Inc.	Kellogg Company	Boulder Brands, Inc.
Flowers Foods Inc.	Lancaster Colony Corp.	Kraft Foods Group, Inc.
General Mills, Inc.	McCormick & Co. Inc.	The Hillshire Brands Company
Hain Celestial Group, Inc.	PepsiCo, Inc.	Annie’s Homegrown, Inc.

If a peer company ceases to be a public company the following indices would be substituted in this order:

¡	Russell 2000 Index
¡	S&P 500
¡	S&P Food & Beverage Select Industry Index
¡	Russell 1000 Index

•	“Total Shareholder Return” (“TSR”) is defined as the return of $100 invested in each stock or index at the beginning of the performance period compared to the value of that $100, with dividends reinvested, at the end of the three year performance period, which will be the average of the average weekly stock prices for the last year of the performance period.

The maximum potential payout under each performance award is 175% of target. The Committee maintains discretion to adjust any award under the 2014 Three-Year Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that such discretion should be exercised in a manner that would permit the Company to deduct the amounts of certain awards for tax purposes under Section 162(m) of the Internal Revenue Code. The Committee also retains the discretion to reduce any performance award for any reason.

Payments of the performance awards, if any, will be made as soon as practicable in 2017 after the Committee has reviewed the Company’s 2014, 2015 and 2016 audited financial statements and determined the performance levels achieved.

2012 Three-Year Plan

On February 8, 2012, the Committee made awards under the 2012 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2012 Three-Year Plan” or “2012 LTIP”) to the named executive officers. In 2012, each named executive officer was assigned a performance award opportunity with a target long-term performance award equal to 50% of his target incentive under the 2012 Three-Year Plan. Payouts with respect to the performance award opportunities were payable in cash based on the attainment of predetermined performance award opportunities for 2012 through 2014 with respect to certain financial measures.

The formula for computing the long-term performance awards was as follows:

Target Performance Award	x	Overall Goal Achievement (%)	=	Award Earned

The formula for computing the awards required the computation of an overall goal achievement percentage for the 2012 through 2014 performance period. The overall goal achievement percentage was computed based on a performance matrix taking into account the attainment of performance goals for certain financial measures and the Company’s relative total shareholder return compared to a peer group of 24 companies. See the Long-Term Performance Incentive Plan for Officers and Key Managers, attached as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, and the “Compensation Discussion and Analysis” section of the Company’s Proxy Statement for its 2013 Annual Meeting Stockholders, for additional information regarding the formula for computing the overall goal achievement percentage.

For the three year performance period, the overall goal achievement percentage was 41% of target, resulting from the achievement of an average Return on Invested Capital for 2012 through 2014 of 7.8% (against a target of 8.3%, as adjusted for special items and acquisition and divestiture activity, including the divestiture of Private Brands and the acquisition of Snack Factory and Baptista’s Bakery), and a relative total shareholder return within the 4th quartile of the peer companies, the lowest quartile. As a result, the named executive officers who were participants in the 2012 Three-Year Plan were awarded the following in March 2015:

Name	2012 LTIP Performance Award
Carl E. Lee, Jr.	$164,000
Rick D. Puckett	$97,400
Charles E. Good	$26,200
Patrick S. McInerney	$26,200
Daniel J. Morgan	$20,500
Rodrigo F. Troni Pena	$0 (1)

(1)	Mr. Troni Pena joined the Company in 2013 and was not a participant in the 2012 Three-Year Plan.

Inducement and Retention Equity Awards

On February 24, 2014, the Compensation Committee awarded Mr. Troni Pena 10,296 time-vested restricted shares of common stock and 29,055 non-qualified stock options under the 2012 Key Employee Incentive Plan. Each share of restricted stock and each option vests in one installment on February 24, 2017. The shares of restricted stock were valued at $274,500 based on the closing price of our common stock on February 24, 2014. Each stock option had an initial exercise price of $26.66. The option grant was valued at $174,500 based on the Black-Scholes value of the stock options on February 12, 2014. These grants of shares of restricted stock and options were made to Mr. Troni Pena as one-time inducement and retention grants in connection with his initial employment by the Company.

On November 12, 2014, the Compensation Committee awarded Mr. Puckett 3,333 time-vested restricted shares of common stock under the 2012 Key Employee Incentive Plan. Each share of restricted stock vests in one installment on August 18, 2017. The shares of restricted stock were valued at $100,000 based on the closing price of our common stock on November 12, 2014. This grant was made to Mr. Puckett as a one-time retention grant and in connection with his assumption of the position of Chief Administrative Officer and continuing as Chief Financial Officer.

Stock Ownership Guidelines

We expect that individuals who receive awards under our equity incentive plans will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders. Our Board of Directors, upon recommendation of the Committee, has adopted stock ownership guidelines for the Board of Directors, officers and senior managers of Snyder’s-Lance. The guidelines provide for the following ownership targets: three times annual retainer for directors, three times base salary for the CEO, two times base salary for the President and the CFO, one times base salary for Executive and Senior Vice Presidents and one-half times base salary for other officers and senior managers.

Anti-Hedging Policy

On December 13, 2013, our Board of Directors, upon recommendation of the Committee, adopted an Anti-Hedging Policy to strengthen the restrictions on hedging transactions, option trading and short sales contained in our Insider Trading Policy. Among other things, the Anti-Hedging Policy prohibits our directors, officers and associates from engaging in any hedging transactions with respect to our securities, including the purchase of any financial instruments (such as prepaid variable forwards, equity swaps, collars, exchange funds and other derivatives) that are designed to hedge or offset any decrease in the market value of our common stock. In addition, this policy prohibits our directors, officers and associates from engaging in transactions with our securities in put options, call options and other similar derivative securities, or selling our stock short.

Severance and Change in Control Arrangements

During 2014, Messrs. Lee and Puckett were entitled under their severance agreements to severance payments in connection with the occurrence of certain events. Effective December 10, 2014, Mr. Troni Pena entered into a new form of severance agreement, as approved by the Committee in December 2014, which provides for severance payments in connection with the occurrence of certain events. The other named executive officers who are not party to a severance agreement are also entitled to certain severance benefits under our general severance policy applicable to all associates of the Company. See the discussion beginning on page 38 for additional details regarding the amounts and benefits payable under these agreements.

Has the Committee made any changes to the Company’s Severance and Change in Control Benefits?

In 2010, the Committee engaged the consultant to provide an in-depth study of our severance and change in control benefits. In February 2011, the Committee made certain changes to the Company’s severance and change in control arrangements based on the consultant’s study and recommendations. First, the Committee adopted a new form of executive severance agreement to be used for new executive officers, which was amended as to the rate of benefits by the Committee in December 2014 based on additional recommendations from the consultant. The new form is intended to be more consistent with current market practices and provides reduced benefits from the prior severance and change in control packages. Second, the Committee determined not to enter into Compensation Benefits and Assurance Agreements with new executive officers, who included Messrs. Lee, Good, McInerney, Morgan and Troni Pena. The Committee also clarified in the Annual Plan and Long-Term Plan that a change in control will occur only upon the closing of a relevant transaction rather than the approval of the transaction by the stockholders. Finally, the Committee included a “double trigger” for the change in control provisions in the 2012 Key Employee Incentive Plan. The Committee continues to examine its severance and change in control benefits in relation to its peer companies and general executive compensation trends.

Benefits and Perquisites

We have generally provided to our employees, including the named executive officers, personal benefits that the Committee believes are reasonable, competitive and consistent with our objective of attracting and retaining officer talent. The cost of these benefits is reflected under All Other Compensation (Column (i)) on page 29).

Each of our executive officers, including the named executive officers, is eligible to participate in our group insurance program, which includes group health, dental, vision, life and long-term disability insurance, on the same basis as other employees. Other benefits for all employees include a 401(k) plan, paid sick leave, paid holidays and paid vacations. Each of our named executive officers was also eligible to receive term life insurance during 2014.

The Committee reviews and approves annually all perquisites paid by the Company to our executive officers. With the assistance of the consultant, the Committee reviewed our perquisite policies and determined to phase out and eliminate tax gross-ups for perquisites beginning in 2012 and the remaining perquisites for named executive officers beginning in January 2013. Mr. Puckett received a $3,212 medical reimbursement in 2014 and $1,275 for tax services in 2014, both as part of the $5,000 allowance available to named executive officers. In 2014, Mr. McInerney received a car allowance of $16,561 and Mr. Morgan received a car allowance of $16,063 in accordance with our policy for certain employees not deemed to be executive officers. For 2015, Messrs. McInerney and Morgan will not receive a car allowance and appropriate adjustments will be made to their annual base salaries. Mr. Good’s personal use of a Company-owned car was valued at $20,382 in 2014. Mr. Good’s personal use will continue in 2015. Mr. Troni Pena was employed by the Company in December 2013 and relocated to the Company’s headquarters in 2014. Mr. Troni Pena was reimbursed for relocation expenses in accordance with our policy for hiring new employees. In accordance with our policy, Mr. Troni Pena received a relocation benefit of $13,758 and an income tax gross-up of $6,339.

Section 162(m) of the Internal Revenue Code

The Committee considers the tax and accounting implications of our incentive and equity compensation plans, but they are not the only factors considered. Under Section 162(m) of the Code, a public company is generally not entitled to deduct non-performance based compensation paid to its named executive officers for Federal income tax purposes to the extent any such individual’s compensation in any year exceeds $1.0 million. Special rules apply for

“performance-based” compensation, including the pre-approval of performance goals applicable to that compensation. The stockholders of the Company have approved the 2012 Key Employee Incentive Plan, which is intended to qualify certain elements of compensation for the performance-based exception to the limitations under Section 162(m).

Annual performance incentive awards and stock options and performance awards under the Three-Year Incentive Plans are generally intended to be deductible as “performance-based” compensation under Section 162(m). Other elements of compensation, including restricted stock awards as part of the Three-Year Incentive Plans, are not intended to be “performance-based” compensation under Section 162(m), and some portion of that compensation may not be fully deductible as a result of Section 162(m). In order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for our named executive officers in the format specified by the SEC.

Summary Compensation Table

The following table shows certain compensation information concerning our named executive officers for the fiscal years ended January 3, 2015, December 28, 2013 and December 29, 2012.

Name and Principal Position (a)	Year (b)	Salary ($) (c) (1)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i) (1)	Total ($) (j)
Carl E. Lee, Jr. President and Chief Executive Officer	2014 2013 2012	800,000 760,000 643,750	— — —	375,000 375,000 200,000	375,000 375,000 200,000	1,108,000 854,500 589,100	53,082 123,534 285,818	2,711,082 2,488,034 1,918,668
Rick D. Puckett Executive Vice President, Chief Financial Officer, and Chief Administrative Officer	2014 2013 2012	523,842 491,700 468,700	— — —	250,000 150,000 176,761	150,000 150,000 118,750	596,700 440,700 321,700	51,256 22,662 49,851	1,571,798 1,255,062 1,135,762
Charles E. Good Senior Vice President and President S-L Distribution Company	2014 2013 2012	346,100 329,600 320,000	— 16,000 —	34,600 32,960 32,000	34,600 32,960 32,000	230,400 167,900 146,400	57,699 25,880 28,399	703,399 605,300 558,799
Patrick S. McInerney Senior Vice President, Supply Chain (2)	2014	346,240	—	32,275	32,275	232,400	46,843	690,033
Daniel J. Morgan Senior Vice President and Chief Sales Officer (2)	2014	309,942	—	27,700	27,700	208,900	43,437	617,679
Rodrigo F. Troni Pena Senior Vice President and Chief Marketing Officer (2)	2014	310,000	50,000	305,500	205,500	182,900	46,360	1,100,260

(1)	Our 2014 fiscal year which ended January 3, 2015 contained 53 weeks. One additional week of base salary was accrued and paid for the 53rd week in fiscal year 2014 and is included in the table under All Other Compensation.

(2)	Mr. McInerney, Mr. Morgan and Mr. Troni Pena were not executive officers in 2013 and 2012.

Salary (Column (c))

The amounts shown in the “Salary” column include any amounts deferred by the executive officers under our Deferred Compensation Plans and our 401(k) Savings Plan.

Bonus (Column (d))

The amount shown in the “Bonus” column includes a signing bonus paid to Mr. Troni Pena in 2014 in connection with his employment by Snyder’s-Lance.

Stock Awards (Column (e))

The amounts shown in the “Stock Awards” column reflect the aggregate grant-date fair values of restricted stock awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of the stock awards are described on pages 32 to 38 and 45 to 47 of our Form 10-K for the fiscal year ended January 3, 2015.

Option Awards (Column (f))

The amounts shown in the “Option Awards” column reflect the aggregate grant-date fair values of option awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair value of option awards are described on pages 32 to 38 and 45 to 47 of our Form 10-K for the fiscal year ended January 3, 2015.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash amounts paid under our 2014 Annual Plan and 2012 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2012 Three-Year Plan”), as follows:

Name	2014 Annual Plan ($)	2012 Three-Year Plan ($)	Total ($)
Carl E. Lee, Jr.	944,000	164,000	1,108,000
Rick D. Puckett	499,300	97,400	596,700
Charles E. Good	204,200	26,200	230,400
Patrick S. McInerney	206,200	26,200	232,400
Daniel J. Morgan	188,400	20,500	208,900
Rodrigo F. Troni Pena	182,900	—	182,900

All Other Compensation (Column (i))

The following table sets forth each component of the “All Other Compensation” column for 2014.

Benefit	Lee	Puckett	Good	McInerney	Morgan	Troni Pena
401(k) plans (1)	$11,700	$11,700	$11,700	$11,700	$11,700	$11,700
Term life insurance premiums	9,109	12,350	10,206	2,411	751	690
Automobile allowances/personal use	—	—	20,382	16,561	16,063	—
Cellphone allowance	1,950	1,950	1,950	1,950	1,950	1,950
Medical supplement / reimbursement	631	3,212	593	781	281	—
Relocation benefit (2)	—	—	—	—	—	13,758
Relocation gross-up (3)	—	—	—	—	—	6,339
Tax return preparation services (4)	—	1,275	—	—	—	—
53rd week base salary (5)	29,692	20,769	12,868	13,440	12,692	11,923

Total	$53,082	$51,256	$57,699	$46,843	$43,437	$46,360

(1)	The amounts shown in this row represent the matching contributions we made to the executives’ accounts under our 401(k) Savings Plans.

(2)	This amount represents the taxable relocation benefit paid to Mr. Troni Pena for his relocation to Charlotte, North Carolina.

(3)	This amount represents the income tax gross-up paid with respect to relocation benefits.

(4)	This amount represents the reimbursement for tax return preparation fees.

(5)	This amount represents one additional week of base salary accrued and paid for the 53rd week in our 2014 fiscal year.

2014 Grants of Plan Based Awards

The following table shows all grants of plan-based awards made to our named executive officers in 2014.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Date of Committee Action	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Carl E.	N/A	N/A (2)	160,000	800,000	1,600,000	—	—	—	—
Lee, Jr.	N/A	N/A (3)	187,500	750,000	1,312,500	—	—	—	—
	2/24/14	2/24/14 (4)	—	—	—	14,067	—	—	375,000
	2/24/14	2/24/14 (5)	—	—	—	—	62,085	26.66	375,000
Rick D.	N/A	N/A (2)	84,620	423,100	846,200	—	—	—	—
Puckett	N/A	N/A (3)	75,000	300,000	525,000	—	—	—	—
	2/24/14	2/24/14 (4)	—	—	—	5,625	—	—	150,000
	2/24/14	2/24/14 (5)	—	—	—	—	24,834	26.66	150,000
	11/12/14	11/12/14 (6)	—	—	—	3,333	—	—	100,000
Charles E.	N/A	N/A (2)	34,610	173,100	346,100	—	—	—	—
Good	N/A	N/A (3)	17,300	69,200	121,100	—	—	—	—
	2/24/14	2/24/14 (4)	—	—	—	1,299	—	—	34,600
	2/24/14	2/24/14 (5)	—	—	—	—	5,730	26.66	34,600
Patrick S.	N/A	N/A (2)	34,940	174,700	349,400	—	—	—	—
McInerney	N/A	N/A (3)	16,650	66,600	116,550	—	—	—	—
	2/24/14	2/24/14 (4)	—	—	—	1,248	—	—	33,275
	2/24/14	2/24/14 (5)	—	—	—	—	5,508	26.66	33,275
Daniel J.	N/A	N/A (2)	31,940	159,700	319,400	—	—	—	—
Morgan	N/A	N/A (3)	13,850	55,400	96,950	—	—	—	—
	2/24/14	2/24/14 (4)	—	—	—	1,038	—	—	27,700
	2/24/14	2/24/14 (5)	—	—	—	—	4,587	26.66	27,700
Rodrigo F.	N/A	N/A (2)	31,000	155,000	310,000	—	—	—	—
Troni Pena	N/A	N/A (3)	15,500	62,000	108,500	—	—	—	—
	2/24/14	2/24/14 (4)	—	—	—	1,164	—	—	31,000
	2/24/14	2/24/14 (5)	—	—	—	—	5,133	26.66	31,000
	2/24/14	2/24/14 (7)	—	—	—	10,296	—	—	274,500
	2/24/14	2/24/14 (8)	—	—	—	—	29,055	26.66	174,500

(1)	The amounts shown in this column represent the grant-date fair market values of the awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of the awards are described on pages 32 to 38 and 45 to 47 of our Form 10-K for the fiscal year ended January 3, 2015.

(2)	The amounts shown in this row reflect the threshold, target and maximum cash incentive awards under the 2014 Annual Plan.

(3)	The amounts shown in this row reflect the threshold, target and maximum performance-based cash awards under the 2014 Three-Year Plan.

(4)	The amounts shown in this row reflect a grant of restricted stock under the 2014 Three-Year Plan.

(5)	The amounts shown in this row reflect a grant of stock options under the 2014 Three-Year Plan.

(6)	The amounts reflect a one-time retention grant of restricted stock to Mr. Puckett.

(7)	The amounts reflect a one-time grant of restricted stock to Mr. Troni Pena in connection with his initial employment with Snyder’s Lance.

(8)	The amounts reflect a one-time grant of stock options to Mr. Troni Pena in connection with his initial employment with Snyder’s-Lance.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table shows the outstanding equity awards held by our named executive officers as of January 3, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Carl E. Lee, Jr.	31,500	—	3.929	03/31/2020	—	—
	28,145	—	4.599	03/31/2021	—	—
	30,310	—	6.259	03/31/2022	—	—
	20,568	—	6.679	03/31/2023	—	—
	12,990	—	6.474	03/31/2024	—	—
	34,856	—	8.961	04/01/2025	—	—
	43,479	—	17.32	02/23/2021	—	—
	—	344,974 (2)	17.32	02/23/2021	—	—
	27,836	13,918 (3)	22.41	02/23/2022	—	—
	22,085	44,170 (4)	25.56	02/22/2023	—	—
	—	62,085 (5)	26.66	02/24/2024	—	—
	—	—	—	—	2,975 (6)	89,161
	—	—	—	—	9,780 (7)	293,107
	—	—	—	—	14,067 (8)	421,588
Rick D. Puckett	23,532	—	19.44	02/23/2019	—	—
	25,320	—	19.71	02/25/2020	—	—
	25,815	—	17.32	02/23/2021	—	—
	76,086	—	17.32	02/23/2021	—	—
	16,528	8,264 (3)	22.41	02/23/2022	—	—
	8,834	17,668 (4)	25.56	02/22/2023	—	—
	—	24,834 (5)	26.66	02/24/2024	—	—
	—	—	—	—	2,629 (6)	78,791
	—	—	—	—	3,912 (7)	117,243
	—	—	—	—	5,625 (8)	168,581
	—	—	—	—	3,333 (9)	99,890
Charles E. Good	2,092	—	17.32	02/23/2021	—	—
	2,227	2,227 (3)	22.41	02/23/2022	—	—
	1,941	3,882 (4)	25.56	02/22/2023	—	—
	—	5,730 (5)	26.66	02/24/2024	—	—
	—	—	—	—	476 (6)	14,266
					860 (7)	25,774
					1,299 (8)	38,931
Patrick S. McInerney	10,825	—	3.505	03/31/2019	—	—
	10,825	—	3.929	03/31/2020	—	—
	10,825	—	4.599	03/31/2021	—	—
	12,990	—	6.259	03/31/2022	—	—
	8,660	—	6.679	03/31/2023	—	—
	5,413	—	6.474	03/31/2024	—	—
	13,964	—	8.961	04/01/2025	—	—
	5,871	—	17.32	02/23/2021	—	—
	4,454	2,227 (3)	22.41	02/23/2022	—	—
	1,885	3,770 (4)	25.56	02/22/2023	—	—
	—	5,508 (5)	26.66	02/24/2024	—	—
	—	—	—	—	476 (6)	14,266
	—	—	—	—	834 (7)	24,995
	—	—	—	—	1,248 (8)	37,403
Daniel J. Morgan	86,600	—	6.474	03/31/2024	—	—
	13,964	—	8.961	04/01/2025	—	—
	5,436	—	17.32	02/23/2021	—	—
	3,480	1,740 (3)	22.41	02/23/2022	—	—
	1,539	3,078 (4)	25.56	02/22/2023	—	—
	—	4,587 (5)	26.66	02/24/2024	—	—
	—	—	—	—	372 (6)	11,149
	—	—	—	—	682 (7)	20,440
	—	—	—	—	1,038 (8)	31,109
Rodrigo F. Troni Pena	—	5,133 (5)	26.66	02/24/2024	—	—
	—	29,055 (10)	26.66	02/24/2024	—	—
	—	—	—	—	1,164 (8)	34,885
	—	—	—	—	10,296 (11)	308,571

(1)	Options are fully vested.

(2)	Options vest on February 23, 2016.

(3)	Options vest in three equal annual installments beginning February 23, 2013. The options listed above will vest in one remaining equal installment on February 23, 2015.

(4)	Options vest in three equal annual installments beginning February 22, 2014. The options listed above will vest in two remaining equal installments on February 22, 2015 and February 22, 2016.

(5)	Options vest in three equal annual installments beginning February 24, 2015.

(6)	Restricted shares vest in three equal annual installments beginning February 23, 2013. The amount listed above will vest in one remaining installment on February 23, 2015.

(7)	Restricted shares vest in three equal annual installments beginning February 22, 2014. The amount listed above will vest in two remaining installments on February 22, 2015 and February 22, 2016.

(8)	Restricted shares vest in three equal annual installments beginning February 24, 2015.

(9)	Restricted shares vest in one installment on August 18, 2017.

(10)	Options vest in one installment on February 24, 2017.

(11)	Restricted shares vest in one installment on February 24, 2017.

2014 Option Exercises and Stock Vested

The following table shows option exercises and stock vested during the fiscal year ended January 3, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Carl E. Lee, Jr.	—	—	3,849	102,845
	—	—	2,975	79,492
	—	—	4,890	130,661
Rick D. Puckett	—	—	2,285	61,055
	—	—	2,629	70,247
	—	—	1,956	52,264
	—	—	17,322	462,844
Charles E. Good	—	—	556	14,856
	—	—	476	12,719
	—	—	403	10,768
Patrick S. McInerney	7,980	197,874	520	13,894
	—	—	476	12,719
	—	—	417	11,142
Daniel J. Morgan	—	—	481	12,852
	—	—	372	9,940
	—	—	341	9,112
Rodrigo F. Troni Pena	—	—	—	—

2014 Nonqualified Deferred Compensation

We maintain the Snyder’s-Lance, Inc. Compensation Deferral Plan (the “SLI Deferral Plan”), which is a non-qualified deferred compensation plan, for certain employees. Each of the named executive officers was eligible to participate in the SLI Deferral Plan during fiscal year 2014. We also maintain the Snyder’s of Hanover, Inc. Executive Deferred Compensation Plan (the “Snyder’s Deferral Plan”), which we assumed in connection with the merger in December 2010. Mr. Lee, Mr. Good and Mr. McInerney each participated in the Snyder’s Deferral Plan prior to fiscal year 2013, and we continue to maintain the Snyder’s Deferral Plan for deferrals and amounts contributed before 2013. We refer to the SLI Deferral Plan and the Snyder’s Deferral Plan collectively as the “Deferred Compensation Plans.”

The following table sets forth information regarding the named executive officers’ accounts and benefits under the Deferred Compensation Plans for fiscal year 2014.

Name	Plan	Executive Contributions in 2014 ($)(1)	Company Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 1/3/2015 ($)
Carl E. Lee, Jr.	Snyder’s Deferral Plan	—	—	16,052	37,931	357,429
Rick D. Puckett	SLI Deferral Plan	—	—	15,963	—	226,621
Charles E. Good	SLI Deferral Plan Snyder’s Deferral Plan	37,928 —	— —	7,984 3,975	— 36,728	122,584 55,087
Patrick S. McInerney	SLI Deferral Plan Snyder’s Deferral Plan	144,659 —	— —	19,363 4,673	— —	435,682 98,355
Daniel J. Morgan	SLI Deferral Plan	—	—	—	—	—
Rodrigo F. Troni Pena	SLI Deferral Plan	—	—	—	—	—

(1)	Amounts reflected in this column are also reported in the “Salary” column of the Summary Compensation Table for 2014.

(2)	All of the amounts reflected in this column are reported in the “All Other Compensation” column of the Summary Compensation Table for 2014.

(3)	The amounts reported in this column are not reported in the Summary Compensation Table because no earnings under the Deferred Compensation Plans are deemed to be above-market or preferential earnings.

SLI Deferral Plan

Under the SLI Deferral Plan, as amended effective January 1, 2012, participants may elect to defer from 1% to 60% of their annual base salary and from 1% to 90% of their annual incentive award under our Annual Plans.

The SLI Deferral Plan does not require the Company to make profit sharing restoration contributions for plan years beginning on or after January 1, 2012. Prior to the amendments, we were required to make contributions to each eligible participant’s account equal to the excess, if any, of (a) the profit sharing contribution that we would have made to the participant’s account under our tax-qualified retirement plan if the amount of the contribution were not limited by the Internal Revenue Code of 1986, as amended (the “Code”), over (b) the amount of the profit sharing contribution that we actually made to the participant’s account under the tax-qualified plan.

Amounts deferred by participants and contributions made by us are deemed invested by participants in investment choices that are made available by the plan administrator, which are the same investment choices available under our tax-qualified retirement plan.

Participants may generally select from the following payment options for each year’s deferrals under the plan:

(a)	a single lump sum payment made seven months after termination of employment;

(b)	annual installments over a number of years selected by the participant (but not exceeding 10 years) beginning seven months after termination of employment; or

(c)	a single lump sum payment made on a date selected by the participant prior to termination of employment and no earlier than two years after the plan year to which the deferral relates.

Profit sharing restoration contributions under the plan are paid in a single lump sum payment made seven months after termination of employment (unless a prior installment election was already in effect at the time the plan was amended). If a participant dies, the participant’s account balances will be payable to the participant’s beneficiary in a single lump sum. If a participant elects to receive annual installments, the amount payable on each installment date will be equal to the balance in the participant’s account divided by the number of payments to be made. Participants may also be permitted to withdraw a portion of their accounts in the event of certain unforeseeable emergencies.

Snyder’s Deferral Plan

Participants in the Snyder’s Deferral Plan could elect to defer any fixed periodic dollar amounts or percentages of their current cash compensation, including regular salary and bonus awards, subject to any limitations imposed by the Company. All compensation deferred by participants in the Snyder’s Deferral Plan was contributed to a trust intended to be treated as a “grantor trust” under the Code.

Amounts deferred by a participant could be invested or deemed invested, at the option of the Company, in investment alternatives made available by the Company.

Participants may elect to receive payments under the Snyder’s Deferral Plan:

(a)	on the January 1 following a participant’s separation from service;

(b)	on a fixed date or dates elected by the participant (but no earlier than the January 1 of the third calendar year after a participant’s initial compensation deferral under the plan);

(c)	in the event of an unforeseeable emergency;

(d)	upon participant’s disability (as defined by law);

(e)	upon participant’s death; or

(f)	on the January 1 following a change in control, within the meaning of Section 409A of the Code.

All payments under the Snyder’s Deferral Plan will be made in cash or in-kind. Participants can elect to receive payments in a single lump sum payment or in annual installments over a number of years selected by the participant (up to 10 years), except that payments made upon the disability or death of a participant will be made in a single lump sum payment 90 days following the disability or death, as applicable. The Company will continue to maintain the plan for participants’ accounts currently existing, but no additional deferrals or company contributions have been made during fiscal year 2014 or will be made in future years.

2014 Potential Payments Upon Termination or Change in Control

We have agreements and plans that require us to provide compensation or other benefits to our named executive officers in connection with events related to a termination of employment or a change in control. The following table shows the estimated benefits payable to each named executive officer assuming each covered event occurred on January 3, 2015.

Name and Plans	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability	Retirement	Change in Control
Carl E. Lee, Jr.
Cash Severance	$2,400,000	—	—	—
Incentive Under 2014 Annual Plan	944,000	$944,000	$944,000	$944,000
Incentive Under 2012 Three-Year Plan	164,000	164,000	164,000	400,000
Incentive Under 2013 Three-Year Plan	500,000	500,000	500,000	500,000
Incentive Under 2014 Three-Year Plan	250,000	250,000	250,000	250,000
Accelerated Vesting of Stock Options	—	505,511	—	505,511
Accelerated Vesting of Restricted Stock	—	821,927	318,556	821,927
Snyder’s Deferral Plan	357,429	357,429	357,429	357,429
Outplacement Services	80,000	—	—	—
Total	$4,695,429	$3,542,867	$2,533,985	$3,778,867
Rick D. Puckett
Cash Severance	$1,498,500	—	—	—
Incentive Under 2014 Annual Plan	499,300	$499,300	$499,300	$499,300
Incentive Under 2012 Three-Year Plan	97,400	97,400	97,400	237,600
Incentive Under 2013 Three-Year Plan	200,000	200,000	200,000	200,000
Incentive Under 2014 Three-Year Plan	100,000	100,000	100,000	100,000
Accelerated Vesting of Stock Options	—	222,592	—	222,592
Accelerated Vesting of Restricted Stock	—	371,898	163,361	371,898
SLI Deferral Plan	226,621	226,621	226,621	226,621
Outplacement Services	54,000	—	—	—
Total	$2,675,821	$1,717,811	$1,286,682	$1,858,011
Charles E. Good
Cash Severance	$173,050	—	—	—
Incentive Under 2014 Annual Plan	—	$204,200	$204,200	$204,200
Incentive Under 2012 Three-Year Plan	—	26,200	26,200	63,900
Incentive Under 2013 Three-Year Plan	—	43,933	43,933	43,933
Incentive Under 2014 Three-Year Plan	—	23,067	23,067	23,067
Accelerated Vesting of Stock Options	—	52,922	—	52,922
Accelerated Vesting of Restricted Stock	—	78,701	33,367	78,701
SLI Deferral Plan	122,584	122,584	122,584	122,584
Snyder’s Deferral Plan	55,087	55,087	55,087	55,087
Outplacement Services	13,000	—	—	—
Total	$363,721	$606,694	$508,437	$644,394
Patrick S. McInerney
Cash Severance	$134,385	—	—	—
Incentive Under 2014 Annual Plan	—	$206,200	$206,200	$206,200
Incentive Under 2012 Three-Year Plan	—	26,200	26,200	63,900
Incentive Under 2013 Three-Year Plan	—	42,667	42,667	42,667
Incentive Under 2014 Three-Year Plan	—	22,200	22,200	22,200
Accelerated Vesting of Stock Options	—	48,012	—	48,012
Accelerated Vesting of Restricted Stock	—	73,636	30,120	73,636
SLI Deferral Plan	435,682	435,682	435,682	435,682
Snyder’s Deferral Plan	98,355	98,355	98,355	98,355
Outplacement Services	13,000	—	—	—
Total	$681,422	$952,952	$861,424	$990,652
Daniel J. Morgan
Cash Severance	$69,808	—	—	—
Incentive Under 2014 Annual Plan	—	$188,400	$188,400	$188,400
Incentive Under 2012 Three-Year Plan	—	20,500	20,500	50,000
Incentive Under 2013 Three-Year Plan	—	34,867	34,867	34,867
Incentive Under 2014 Three-Year Plan	—	18,467	18,467	18,467
Accelerated Vesting of Stock Options	—	45,593	—	45,593
Accelerated Vesting of Restricted Stock	—	65,365	28,921	65,365
Outplacement Services	13,000	—	—	—
Total	$82,808	$373,191	$291,154	$402,691
Rodrigo F. Troni Pena
Cash Severance	$465,000	—	—	—
Incentive Under 2014 Annual Plan	182,900	$182,900	$182,900	$182,900
Incentive Under 2012 Three-Year Plan	—	—	—	—

Name and Plans	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability	Retirement	Change in Control
Incentive Under 2013 Three-Year Plan	—	—	—	—
Incentive Under 2014 Three-Year Plan	20,667	20,667	20,667	20,667
Accelerated Vesting of Stock Options	—	16,990	—	16,990
Accelerated Vesting of Restricted Stock	—	34,885	9,690	34,885
Outplacement Services	31,000	—	—	—

Total	$699,567	$255,442	$213,257	$255,442

The following narrative describes the terms of our agreements and plans that relate to payments in connection with a termination of employment or change in control.

2014 Annual Plan

Under the 2014 Annual Plan, in the event of death, disability or retirement, each participant in the plan would be paid a pro rata amount based on our actual performance determined after the end of the plan year. The term “retirement” is defined as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a “change in control,” each participant would be paid a pro rata amount equal to the participant’s target incentive for the year-to-date, based on the number of days in the year preceding the consummation of the change in control.

Under the 2014 Annual Plan, a “change in control” will generally be deemed to occur upon:

•	the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than a trustee or fiduciary holding securities under one of our employee benefit plans, a corporation owned by our current stockholders, or a member of the Warehime Family, which includes the descendants of Michael A. Warehime and their spouses;

•	a change in the majority of our board of directors over a two year period;

•	consummation of the sale or disposition of all or substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control;

•	consummation of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our Company or the surviving entity; or

•	the stockholders approve a plan of complete liquidation of our Company.

2014, 2013 and 2012 Three-Year Plans

Under the 2014, 2013 and 2012 Three-Year Plans (collectively, the “Three-Year Plans”), in the event of death or disability before the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on target performance. In the event of death or disability on or after the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on actual performance. In the event of death or disability, any unvested stock options or shares of restricted stock granted under the Three-Year Plans will become fully vested as of the date of such event.

In the event of retirement, (i) any outstanding performance award will be paid in cash based on actual performance, prorated for the portion of the performance period worked prior to retirement, (ii) unvested stock options will continue to vest for a period of six months after retirement, and (iii) unvested shares of restricted stock will become vested pro rata based on the number of full months elapsed since the award date. The term “retirement” is defined in the Three-Year Plans as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a change in control, any outstanding performance awards will be paid in cash pro rata based on the target performance through the closing date with such proration based on the number of days in the performance period preceding the date of the closing of the change in control. All unvested stock options and unvested shares of restricted stock will become fully vested and exercisable as of the date of a change in control (which will occur only in the event of the closing of the applicable transaction). For the 2013 and 2014 Three-Year Plans, the definition of a change in control is substantially similar to the definition under the 2014 Annual Plan, as described above. For the 2012 Three-Year Plan, a “change in control” will be deemed to occur upon:

•	the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than a trustee or fiduciary holding securities under one of our employee benefit plans, a corporation owned by our current stockholders, or a member of the Van Every Family, which includes the descendants of Salem A. Van Every, Sr. and their spouses;

•	a change in the majority of our board of directors over a two year period;

•	approval by the stockholders and consummation of a plan of complete liquidation of our Company or the sale of substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control; or

•	approval by the stockholders and consummation of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our Company or the surviving entity.

A “change in control” will occur only in the event of the consummation of the relevant transaction.

Deferred Compensation Plans

Under the Deferred Compensation Plans, participants are entitled to certain payments in connection with a termination of employment, death or a change in control. The terms of the Deferred Compensation Plans are described beginning on page 34.

Severance Arrangements with Named Executive Officers

Severance Agreements. Messrs. Lee, Puckett and Troni Pena were each party to an Executive Severance Agreement as of January 3, 2015 (the “Severance Agreements”).

Under the Severance Agreements, Messrs. Lee, Puckett and Troni Pena were each entitled to the following payments in the event of (1) an involuntary termination without cause or (2) a voluntary termination for good reason:

(a)	accrued base salary and benefits as of the date of termination;

(b)	an amount equal to 1.5 times (Messrs. Lee and Puckett) or 1 times (Mr. Troni Pena) the sum of (i) base salary plus (ii) current year target incentive under our Annual Performance Incentive Plan;

(c)	a pro-rata incentive payment based on actual performance under the annual incentive award and any outstanding long-term performance awards through the termination date; and

(d)	outplacement services for up to one year, at a maximum cost of 10% of his base salary.

The initial term of the Severance Agreements is three years with automatic renewals for successive one-year terms. Each Severance Agreement may be terminated on one year’s notice prior to the end of an initial or renewal term.

Other Severance Arrangements. Executive officers who are not party to a Severance Agreement are subject to our general severance policy. Under this policy, Messrs. Good, McInerney and Morgan are entitled to the following payments in the event of an involuntary termination without cause:

(a)	accrued base salary and benefits as of the date of termination;

(b)	an amount equal to between four and 26 weeks of base salary, depending on years of service; and

(c)	outplacement services for up to one year.

Risk Analysis of Compensation Programs

We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Snyder’s-Lance.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning our outstanding equity compensation arrangements as of January 3, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,796,910	$21.84	2,266,494
Equity compensation plans not approved by security holders (2)	689,372	$5.58	—

Total	2,486,282	$17.33	2,266,494

(1)	Includes the Lance, Inc. 2003 Key Employee Stock Plan, which was approved by the stockholders on April 24, 2003, the Lance, Inc. 2007 Key Employee Stock Plan, as amended, which was approved by the stockholders on May 4, 2010, and the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan, which was approved by the stockholders on May 3, 2012.

(2)	Includes the Snyder’s of Hanover, Inc. Non-qualified Stock Option Plan, as amended on September 30, 2010. Outstanding options under the plan were assumed by the Company in connection with the merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Isaiah Tidwell, Peter P. Brubaker, C. Peter Carlucci, Jr., John E. Denton, W.J. Prezzano and Dan C. Swander served on the compensation committee in fiscal year 2014. None of the directors who served on the compensation committee in fiscal year 2014 served as one of our employees in fiscal 2014 or has ever served as one of our officers. During fiscal year 2014, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or compensation committee. See “Related Person Transactions” for additional information regarding legal services provided to the Company by Eckert Seamans Cherin & Mellott, LLC, of which Mr. Carlucci is a member and the employment of Mr. Carlucci’s son by a subsidiary of the Company. The Board of Directors has determined that Mr. Carlucci is independent for purposes of serving on the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended January 3, 2015.

Submitted by the Compensation Committee of the Board of Directors.

Isaiah Tidwell, Chair

Peter P. Brubaker

C. Peter Carlucci, Jr.

John E. Denton

W.J. Prezzano

Dan C. Swander

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Snyder’s-Lance and the integrated audits of its financial statements, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for our financial statements and financial reporting processes, including our systems of internal controls. The Audit Committee operates under a written charter, which was last amended in November 2011.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2015. During the past fiscal year, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including the matters required to be discussed by the Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (United States). The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

The Audit Committee approved in advance all audit and non-audit services for 2014. These services are outlined in more detail under “Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm.” The Audit Committee also discussed with our internal audit accountants and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal audit accountants and our independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the internal controls and the overall quality of financial reporting of Snyder’s-Lance.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of Snyder’s-Lance for the fiscal year ended January 3, 2015 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Jeffrey A. Atkins, Chair

Peter P. Brubaker

James W. Johnston

W.J. Prezzano

Isaiah Tidwell

RELATED PERSON TRANSACTIONS

Policy for Review of Transactions with Related Persons

The board of directors has a policy requiring approval of transactions between Snyder’s-Lance and its directors, director nominees, executive officers, greater than five percent beneficial stockholders, and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. Under the policy, such transactions must be approved by either (1) a majority of the disinterested members of the governance and nominating committee or (2) a majority of the independent and disinterested members of the board. In either case, a related person transaction may not be approved by a single director.

Transactions with Related Persons

The following is a description of related person transactions entered into by Snyder’s-Lance in fiscal year 2014.

In fiscal year 2014, we engaged in business transactions with MAW Associates, LP (“MAW Associates”), ARWCO Corporation (“ARWCO”), and Warehime Enterprises, Inc. (“WEI” and, together with MAW Associates and ARWCO, the “Businesses”), each of which provides financing to our independent business operators and distributors for the purchase of route businesses and trucks. Each of the Businesses and Snyder’s-Lance have entered into an agreement pursuant to which we provide certain administrative services, including deducting loan payments from distributors’ weekly settlement and remitting the payments to the respective Business.

The following table sets forth (i) the outstanding aggregate amount of each Business’ loans to distributors, (ii) the aggregate amount of the loan payments collected by Snyder’s-Lance and paid to each Business, and (iii) the aggregate amount of management fees paid by each Business to Snyder’s-Lance during the fiscal year ended January 3, 2015. The management fee paid by each Business is recalculated each year to reimburse Snyder’s-Lance for the actual costs it incurs to provide these services.

Business	Loans to Distributors as of 1/3/2015	Loan Payments Collected and Paid by Snyder’s-Lance in 2014	Rent Paid to Snyder’s-Lance in 2014
MAW Associates, LP	$24,844,095	$4,339,868	$21,420
Warehime Enterprises, Inc.	835,344	145,560	14,520
ARWCO Corporation	747,480	195,534	13,140

Total	$26,426,919	$4,680,962	$49,080

The governance and nominating committee believes that the transactions described above are no less favorable to the Company than those available from an unrelated third party in an arms’ length transaction.

The following related persons have interests in the Businesses.

MAW Associates, L.P. MAW, LLC is the general partner of, and owns a 1% general partnership interest in, MAW Associates, L.P. Mr. Warehime was the President of MAW Associates, L.P. Each of Mr. and Mrs. Warehime’s three daughters owns 33% of the limited partnership interests in MAW Associates, L.P. Neither Mrs. Warehime nor the estate of Mr. Warehime receive compensation from MAW Associates, L.P.

MAW, LLC. Patricia A. Warehime is the sole member and Vice President of MAW, LLC. Michael A. Warehime, her husband, was the President and CEO of MAW, LLC. Each of Mr. and Mrs. Warehime’s three daughters are Vice Presidents of MAW, LLC. Mrs. Warehime has, and Mr. Warehime had, authority to manage the affairs of MAW, LLC. Mrs. Warehime and the estate of Mr. Warehime do not receive additional compensation for their roles with MAW, LLC.

ARWCO. Mr. Warehime was a Director and President of ARWCO. The daughters of Mr. and Mrs. Warehime have the following ownership interests in ARWCO: Susan Rupp owns 11.1%, Katherine Mininger owns 11.1%, and a trust for the benefit of Elizabeth Warehime owns 11.1%. Mr. Warehime’s and Sally W. Yelland’s brother and sister-in-law, John and Patricia M. Warehime, own 30.3% of ARWCO. Mrs. Yelland’s son, Steven B. Yelland, owns 16.7% of ARWCO and is a director and Vice President, Secretary and Treasurer of ARWCO, and her daughter, Ann Adornetto, owns 16.7%. Mrs. Yelland is Mr. Warehime’s sister, and she is the beneficial owner of more than 5% of the outstanding common stock of the Company.

WEI. Mr. Warehime owned 52.7% of the stock of WEI and served as its President and as a Director. Steven B. Yelland is the Vice President, Secretary, Treasurer and a Director of WEI. Mr. and Mrs. Warehime’s three daughters own an aggregate of 1.7% of WEI. Mrs. Yelland owns 13.6% of the stock. Mr. Warehime’s and Mrs. Yelland’s brother and sister-in-law, John and Patricia M. Warehime, own 16.9%. Mr. Warehime and his estate received dividends from WEI in the amount of $103,554 during fiscal year 2014. Ms. Yelland received dividends from WEI in the amount of $42,754 in fiscal 2014.

C. Peter Carlucci, Jr., a director of the Company, is a member of Eckert Seamans Cherin & Mellott, LLC (“Eckert”), which served as outside legal counsel to Snyder’s-Lance during fiscal year 2014. We paid Eckert $866,300 for fiscal year 2014. Mr. Carlucci’s son, Carl P. Carlucci, III, is a Business Development Manager-Export of S-L Snacks National, LLC, a subsidiary of Snyder’s-Lance. His compensation for fiscal year 2014 was $161,730. The fees paid to Eckert were less than 1% of the firm’s consolidated gross revenues for 2014, and Mr. Carlucci’s son is not an executive officer of the Company.

Daniel J. Morgan, an executive officer of the Company, was the beneficial owner of 49% of the equity interests of Patriot Snacks Real Estate, LLC (“Patriot Snacks”) until December 31, 2014, and the Company was the beneficial owner of the remaining 51% of the equity of Patriot Snacks. During 2014, the Company leased office and warehouse space from Patriot Snacks for an annual rent of $345,405. On December 31, 2014, the Company purchased Mr. Morgan’s 49% equity interest in Patriot Snacks for $150,000.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

This Proposal 2 enables our stockholders to cast a non-binding, advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

At the Company’s Annual Meeting in May 2014, over 99% of the votes cast on the non-binding, advisory vote to approve the compensation of our executive officers were voted in favor of the proposal. The compensation committee believes this affirms the stockholders’ support of the Company’s approach to executive compensation.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the “Executive Compensation” section beginning on page 17 for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This Proposal 2 gives our stockholders the opportunity to express their views on the compensation of our executive officers. This vote is not intended to address any specific term of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the “Executive Compensation Tables” and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is advisory and will not be binding. However, the board and the compensation committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our executive officers.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve, on an advisory basis, the resolution approving the compensation paid to our named executive officers. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” the advisory resolution approving the compensation paid to our named executive officers.

PROPOSAL 3 – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015. We are presenting this selection to our stockholders for ratification at the annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required. We are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP.

On February 24, 2014, as a result of a competitive process and following careful deliberation, the audit committee appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2015, subject to certain conditions including PricewaterhouseCoopers LLP’s acceptance of the engagement following the completion of its client acceptance procedures. The audit committee’s appointment of PricewaterhouseCoopers LLP became effective on February 25, 2014. KPMG LLP was previously the principal accountants for the Company. On February 24, 2014, KPMG LLP was dismissed as the Company’s independent auditors, upon completion of their audit of the Company’s consolidated financial statements as of and for the years ended December 28, 2013 and December 29, 2012 and the effectiveness of internal control over financial reporting as of December 28, 2013, and the issuance of their reports thereon. Their audit was completed on February 25, 2014. The decision to change the Company’s independent registered public accounting firm was approved by the audit committee.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal year ended January 3, 2015 and fees billed for other services rendered by PricewaterhouseCoopers LLP during that period.

FY 2014
Audit Fees (1)	$795,000
Audit-Related Fees (2)	$150,000
Tax Fees (3)	—
All Other Fees (4)	—

Total	$945,000

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements, audit of management’s assertion relating to internal controls over financial reporting and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance and review.

(4)	All Other Fees consists of aggregate fees billed for products and services other than the services reported above.

Change in Independent Auditor

As discussed above, the audit committee approved a change in our independent registered public accounting firm for the fiscal year ending January 3, 2015.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 28, 2013 and December 29, 2012 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 28, 2013 and December 29, 2012, and the subsequent interim period through February 25, 2014, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between KPMG LLP and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference thereto in its report on the consolidated financial statements for the relevant fiscal year, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 28, 2013 and December 29, 2012, and the subsequent interim period through February 25, 2014, neither the Company, nor anyone on its behalf, consulted PricewaterhouseCoopers LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by PricewaterhouseCoopers LLP that PricewaterhouseCoopers LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Proposed services may either be subject to case-by-case pre-approval by the audit committee or may be pre-approved by the audit committee on a categorical basis. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to its Chairman and may delegate such pre-approval authority to another member of the audit committee in its discretion. Any services approved by the Chairman or such other member of the audit committee must be reported to the full audit committee at its next scheduled meeting. Our Corporate Controller is required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies and the fees for the services performed to date. None of the fees paid by us to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established under the regulations of the SEC.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

If any stockholder wishes to present, in accordance with SEC Rule 14a-8, a proposal to the stockholders of Snyder’s-Lance at the 2016 annual meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before December 3, 2015. Pursuant to SEC rules, submitting a proposal does not guarantee that it will be included in the proxy materials.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2016 annual meeting of stockholders, a stockholder’s notice of a proposal the stockholder wishes to present (other than a proposal brought pursuant to SEC Rule 14a-8), or a person or persons the stockholder wishes to nominate as a director, must be delivered to us at our principal executive offices no earlier than January 22, 2015 and no later than February 21, 2016. To be in proper form, such stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures specified in our Bylaws.

Notice of stockholder proposals should be sent to Secretary, Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Harris Building, Suite 900, Charlotte, North Carolina 28277.

2014 ANNUAL REPORT TO STOCKHOLDERS

This proxy statement is accompanied by our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 3, 2015. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material. Copies of this proxy statement and the 2014 Annual Report to Stockholders are available at www.snyderslance.com.

OTHER MATTERS

Snyder’s-Lance knows of no other matters to be submitted to the stockholders at the 2015 annual meeting other than those identified in this proxy statement. If any other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 6, 2015.

Vote by Internet • Go to www.envisionreports.com/LNCE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A	Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	01 - Jeffrey A. Atkins 04 - Carl E. Lee, Jr.	02 - Peter P. Brubaker 05 - David C. Moran	03 - Lawrence V. Jackson 06 - Isaiah Tidwell	+

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Advisory vote to approve executive compensation.	☐	☐	☐	3. Ratify selection of PricewaterhouseCoopers LLP as independent public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

q  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  q

Proxy — Snyder’s-Lance, Inc.

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held May 6, 2015

The stockholder signing on the reverse hereby appoints Carl E. Lee, Jr., Rick D. Puckett, Charles E. Good and each of them, proxy holders, with full power of substitution, with the powers the stockholder would possess if personally present, to vote, as designated hereon, all shares of the $.83-1/3 par value Common Stock of the stockholder in Snyder’s-Lance, Inc. at the Annual Meeting of the Stockholders to be held on May 6, 2015, and at any adjournment or postponement thereof.

This proxy will be voted as specified hereon or, if no choice is specified, will be voted FOR the election of all nominees as directors and FOR proposals 2 and 3. The proxy holders are also authorized to vote upon all other matters as may properly come before the meeting, or at any adjournment or postponement thereof, utilizing their best judgment as set forth in the Proxy Statement.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please date and sign on the reverse and return promptly in the enclosed postage paid envelope.

(Continued and to be signed on the reverse side)